EXECUTION COPY

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 8, 2022, by and among (i) VERTEX, INC. (the “Borrower”), (ii) VERTEX VAT SOLUTIONS, LLC (“Solutions”) and VERTEX DELAWARE, LLC (“Delaware” and collectively with Solutions, the “Guarantors”; together with the Borrower, individually a “Loan Party” and collectively, the “Loan Parties”), (iii) the Lender party on the date hereof to the Existing Credit Agreement (as defined below) and listed on the signature pages hereto as the “Continuing Lender” (the “Continuing Lender”), (iv) the Lender party on the date hereof to the Existing Credit Agreement and listed on the signature pages hereto as the “Departing Lender” (the “Departing Lender”; together with the Continuing Lender, the “Existing Lenders”), (v) the new lenders joining the Existing Credit Agreement on the date hereof (the “New Lenders” and together with the Continuing Lenders, collectively, the “Lenders”) and (vi) PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Amended Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Existing Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of March 31, 2020 (as heretofore amended, supplemented, or otherwise modified, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended, restated, supplemented or otherwise modified by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”);

WHEREAS, the Loan Parties have requested that the New Lenders join the Existing Credit Agreement as Lenders;

WHEREAS, the Departing Lender has agreed to be replaced as a Lender;

WHEREAS, the Loan Parties have requested (a) new commitments (the “Term Commitments”) for term loans in the aggregate amount of Fifty Million Dollars ($50,000,000) (the “Term Loans”), (b) an extension to the maturity date of the Revolving  Credit  Facility and  an upsize of the  Revolving Credit Commitment to an aggregate amount of Two-Hundred  Million Dollars ($200,000,000) and (c) certain other amendments to the Existing Credit Agreement as set forth herein; and

WHEREAS, the Administrative Agent, the Continuing Lender and the New Lenders have agreed to the above requests on and subject to the terms and conditions hereof and the Departing Lender has agreed to execute its signature page hereto solely as the Departing Lender in acceptance of the termination of its commitment and obligations under the Existing Credit Agreement as a “Lender” (as defined in the Existing Credit Agreement) thereunder, and not as a Lender party to the Amended Credit Agreement, as described in further detail in its signature page.

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NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Term Loans.
(a)Term Commitments. Each Lender listed on Schedule 1.1(B) of the Amended Credit Agreement as having a Commitment for Term Loans (each a “Term Lender”) hereby commits to make a Term Loan on the Second Amendment Effective Date (as defined below) in the amount set forth opposite such Term Lender’s name on Schedule 1.1(B) of the Amended Credit Agreement in the column labeled “Term Commitment” upon the terms and conditions of the Amended Credit Agreement.  The failure of any Term Lender to make a Term Loan shall not relieve any other Term Lender of its obligations to make a Term Loan on the Second Amendment Effective Date, nor shall it impose any additional liability on any other Lender.
(b)Non-Reliance. Each Term Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to make its Term Loan.
(c)Terms of Term Commitments. The terms of the Term Loans and Term Commitments shall be as set forth in the Amended Credit Agreement (including all pricing, payment and maturity terms).
(d)Repayment of Term Loans; Termination of Term Commitments. The Borrower shall repay the Term Loans in accordance with the terms of the Amended Credit Agreement. To the extent not previously paid, all Term Loans shall be due and payable in full on the Term Loan Maturity Date, which is March 9, 2027 as of the Second Amendment Effective Date. The Term Commitments shall terminate on the Second Amendment Effective Date, upon the making of the Term Loans.
(e)Acknowledgments.  Without limiting anything else in this Amendment or the Amended Credit Agreement, the parties hereto acknowledge and agree that (a) the Term Commitments shall be deemed to be “Term Commitments” and “Commitments,” and the Term Loans shall be deemed to be “Term Loans” and “Loans,” for all purposes of the Loan Documents, and (b) the Term Loans shall be deemed to be part of the “Secured Obligations,” as defined in the Collateral Agreement, for all purposes of the Loan Documents.
(f)Recordation of the Term Loans.  Upon (i) the execution and delivery of this Amendment and (ii) the making of the Term Loans, the Administrative Agent will record such changes in the Register.
2.Credit Agreement Amendments. Effective upon the Second Amendment Effective Date, the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example:  underlined text) as set forth in the Credit Agreement attached hereto as Exhibit A.   On the Second Amendment Effective Date, each of the Schedules to the Existing Credit Agreement shall be amended and

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restated to read in full as set forth in the Schedules attached hereto as Exhibit B, and each of Exhibit 2.5.1 (Form of Loan Request) and Exhibit 8.3.3. (Form of Quarterly Compliance Certificate) to the Existing Credit Agreement shall be amended and restated to read as set forth on Exhibit C attached hereto. Any Schedule, Exhibit or other attachment to the Existing Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibits to this Amendment shall remain in effect without any amendment or other modification thereto.

3.Second Amendment Documents.  The Borrower shall execute and deliver to the Administrative Agent on the Second Amendment Effective Date, if requested by the relevant Lender, (a)(i) for the Continuing Lender, an amended and restated revolving credit note and (ii) for each New Lender, a revolving credit note, in each case, in an amount equal to the amount of such Lender’s Revolving Credit Commitment after giving effect to this Amendment (the revolving credit notes referred to in clauses (i) and (ii) being collectively referred to as the “Revolving Credit Notes” and each as a “Revolving Credit Note”), and (b) for each Lender extending a Term Loan, a term note in an amount equal to the amount of such Lender’s Term Loan after giving effect to this Amendment (collectively, the “Term Notes” and together with the Revolving Credit Notes, collectively, the “New Notes”). This Amendment and the New Notes are collectively referred to herein as the “Second Amendment Documents” and individually as a “Second Amendment Document”.
4.New Lenders.  Each New Lender (i) confirms that a copy of the Amended Credit Agreement, the Second Amendment Documents and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment and provide a Revolving Credit Commitment and Term Loan Commitment, as applicable, have been made available to such New Lender, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any other agent or arranger listed on the cover page to the Amended Credit Agreement or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended Credit Agreement and the other Loan Documents, including this Second Amendment and the Second Amendment Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Amended Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, and (iv) acknowledges and agrees that effective on and as the Second Amendment Effective Date, such New Lender shall be a “Lender” under, and for all purposes of, the Amended Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.
5.Second Amendment Effective Date Reallocations; Treatment of Outstanding Loans and Letters of Credit.
(a)On the Second Amendment Effective Date (i) all “Revolving Credit Loans” (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement which are outstanding on the Second Amendment Effective Date shall continue as Revolving Credit Loans under (and shall be governed by the terms of) the Amended Credit Agreement and shall

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either have the same Interest Periods as in effect under the Existing Credit Agreement or an Interest Period as requested by the Borrower in accordance with Amended Credit Agreement, (ii) all “Letters of Credit” issued (or deemed issued) under the Existing Credit Agreement which remain outstanding on the Second Amendment Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) the Amended Credit Agreement, (iii) the Departing Lender’s outstanding “Loans” under (and as defined in) the Existing Credit Agreement as of the Second Amendment Effective Date shall be repaid in full in cash in immediately available funds (accompanied by any accrued and unpaid interest and fees thereon and any other amounts or liabilities owing to the Departing Lender under the Existing Credit Agreement), the Departing Lender’s “Commitment(s)” under and as defined in the Existing Credit Agreement shall be terminated and be of no further force and effect, the Departing Lender shall not be a Lender for any purpose under the Amended Credit Agreement and the other Loan Documents (provided that the Departing Lender shall retain its respective rights as a “Lender” under the Existing Credit Agreement to expense reimbursement and indemnification pursuant to, and in accordance with, the terms of the Existing Credit Agreement), and the Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement, (iv) all obligations constituting “Obligations” or “Secured Obligations” under and as defined in the Existing Credit Agreement or any Loan Document with any Lender (but not the Departing Lender or any Affiliate of the Departing Lender) which are outstanding on the Second Amendment Effective Date and are not being paid on such date shall continue as Obligations or Secured Obligations, as applicable, under the Amended Credit Agreement and the other Loan Documents, (v) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that such Lender’s pro rata share of the outstanding Loans under the Amended Credit Agreement reflect such Lender’s pro rata share of the outstanding aggregate Loans on the Second Amendment Effective Date based on its Ratable Share, and (vi) each of the Departing Lender and  the Continuing Lender agrees to waive any right to compensation under Section 5.10 in connection with the reallocation and transactions described above. Without limiting the foregoing, the parties hereto (including, without limitation, the Departing Lender) hereby agree that the consent of the Departing Lender shall be limited to the acknowledgments and agreements set forth in this Section 5, and shall not be required as a condition to the effectiveness of any other amendments, restatements, supplements or modifications to the Existing Credit Agreement or the Loan Documents.
(b)On the Second Amendment Effective Date, each Lender (i) shall be deemed to have purchased a participation in each outstanding Letter of Credit in accordance with its Ratable Share determined in accordance with the Amended Credit Agreement and (ii) to the extent necessary, each Lender (including each New Lender) shall fund Revolving Credit Loans (or receive payment of its “Revolving Credit Loans”, as defined in the Existing Credit Agreement) such that the Revolving Credit Loans of each of the Lenders on the Second Amendment Effective Date are equal to its Ratable Share of the Revolving Credit Loans of all of the Lenders outstanding on the Second Amendment Effective Date determined in accordance with the Amended Credit Agreement.  The requirements under Section 11.8 of the Existing Credit Agreement and requirements in respect of minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Amended Credit Agreement shall not apply to the transactions effected pursuant to this Section 5.

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(c)As described in more detail in Section 15 hereof, it is the express intent of the parties hereto that the Amended Credit Agreement is entered into not in substitution for, and not in payment of, the obligations of the Borrower under the Existing Credit Agreement and is in no way intended to constitute a novation of any of the Borrower’s indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents.
6.Suspension Agreement.  The Suspension of Rights Agreement between the Administrative Agent and the Borrower dated as of December 27, 2021 is hereby terminated in its entirety, and the Borrower’s rights to borrow in an Optional Currency suspended by such agreement are hereby reinstated in accordance with terms of the Amended Credit Agreement.
7.Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment and to amend the Existing Credit Agreement in the manner provided herein, each Loan Party hereby represents and warrants to each Lender (other than the Departing Lender) and the Administrative Agent that the following statements are true and correct:
(a)There exists no Potential Default or Event of Default under the Amended Credit Agreement;
(b)Immediately after giving effect to this Amendment, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such prior date;
(c)The execution and delivery of this Amendment and the other Second Amendment Documents by such Loan Party and the performance by such Loan Party of this Amendment, the other Second Amendment Documents and the other Loan Documents (as amended by this Amendment) (i) has been duly authorized by all necessary corporate or other organizational action on behalf such Loan Party and (ii) will not, except as permitted under the Amended Credit Agreement, result in or require the creation or imposition of any Lien upon the properties or assets of any Loan Party;
(d)This Amendment, the other Second Amendment Documents, and the other Loan Documents (as amended by this Amendment) constitute the legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless whether considered in a proceeding in equity or at law;
(e)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Official Body or third party is required in connection with the execution, delivery or performance by such Loan Party of this Amendment and the other Second

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Amendment Documents (except for those which have been obtained on or prior to the date hereof); and
(f)Each Loan Party will receive direct and indirect benefits as a result of this Amendment becoming effective and the consummation of the transactions contemplated hereby.
8.Conditions Precedent. This Amendment shall become effective on the date (such date, the “Second Amendment Effective Date”) when each of the following conditions precedent is satisfied or waived:
(a)The Administrative Agent shall have received counterparts of this Amendment duly executed by (i) the Loan Parties, (ii) the Administrative Agent, (iii) the Continuing Lender, (iv) the New Lenders and (iv) the Departing Lender;
(b)The Loan Parties shall have executed and delivered to the Administrative Agent the New Notes, to the extent requested, and the other Second Amendment Documents;
(c)The Administrative Agent shall have received:
(i) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Second Amendment Effective Date certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Amendment and the other Second Amendment Documents; (b) the names of the Authorized Officers authorized to sign this Amendment and the other Second Amendment Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Second Amendment Effective Date certified by the appropriate state official where such documents are filed in a state office (or a certification that there have been no amendment to such documents since the Closing Date) together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in the state where organized;
(ii)A certificate of the Loan Parties signed by an Authorized Officer, dated the Second Amendment Effective Date stating that (x) all representations and warranties of the Loan Parties set forth in the Amended Credit Agreement are true and correct in all material respects (or in all respects with regard to representations and warranties qualified by materiality), (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since December 31, 2020;
(iii)A duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Second Amendment Effective Date for which financial statements are available, signed by an Authorized Officer of the Borrower, demonstrating on a pro forma basis compliance with the financial covenants in the Amended Credit Agreement (assuming for purposes of the Secured Debt Net Leverage Ratio that the Loans borrowed on the Second Amendment Effective Date were borrowed on the last day of such fiscal quarter);
(iv)Financial projections (including pro forma statements of operations and cash flow) for the Borrower and its Subsidiaries for fiscal years 2022 through 2025, together with all assumptions used in preparing such projections.

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(v)A written opinion of Stradley Ronan Stevens & Young, LLP, dated the Second Amendment Effective Date, in form and substance reasonably acceptable to the Administrative Agent and its counsel; and
(vi)All material consents required to effectuate the transactions contemplated hereby, if any.
(d)The Administrative Agent shall have received a funds flow memorandum in form and substance reasonably satisfactory to the Administrative Agent, detailing the flow of funds on the Second Amendment Effective Date, including the payment in full of all “Loans” (as defined in the Existing Credit Agreement) of the Departing Lender outstanding under the Existing Credit Agreement as of the Second Amendment Effective Date (including any accrued interest thereon, and all other fees owed to the Departing Lender under the Existing Credit Agreement);
(e)The Administrative Agent shall have received such Lien searches with respect to the Loan Parties requested by the Administrative Agent, the results of which are in form and substance reasonably satisfactory to the Administrative Agent;
(f)The Borrower shall have paid such fees payable on or before the Second Amendment Effective Date as shall have been agreed as required by this Amendment, the Amended Credit Agreement or any other Loan Document (including any fee letter in connection with this Amendment);
(g)The Administrative Agent shall have received evidence of insurance, in form and substance reasonably satisfactory to the Administrative Agent naming the Administrative Agent, in its capacity as such, as additional insured and lender loss payee;
(h)To the extent requested, the Administrative Agent shall have received an executed Certificate of Beneficial Ownership for the Borrower and such other documentation, in form and substance acceptable to the Administrative Agent and each Lender, and other information requested by the Administrative Agent or any Lender in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(i)The Administrative Agent shall have received, to the extent invoiced, reimbursement of all fees and expenses of counsel to the Administrative Agent required to be paid or reimbursed by the Borrower hereunder.
9.Commercial Tort Claims.  In accordance with Section 4.02(e) of the Guarantee and Collateral Agreement, Schedule IV of the Guarantee and Collateral Agreement is hereby supplemented by the reference to and description of the Commercial Tort Claim set forth on Exhibit D hereto.
10.Post-Closing Obligation.  No later than sixty (60) days after the Second Amendment Effective Date, the Loan Parties shall execute and deliver to the Administrative Agent, if and as applicable, a Patent and Trademark Security Agreement in the form of Exhibit II to the Guarantee and Collateral Agreement, and a Copyright Security Agreement in the form of Exhibit III to the Guarantee and Collateral Agreement.

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11.Affirmations. (a)  Each of the Loan Parties hereby (i) ratifies and affirms all of the provisions of the Existing Credit Agreement and the other Loan Documents as amended hereby and (ii) agrees that the terms and conditions of the Existing Credit Agreement and the other Loan Documents shall continue in full force and effect as amended hereby (including by the Amended Credit Agreement) and that all of its obligations thereunder are valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment, the other Second Amendment Documents or any other documents or instruments executed in connection herewith or therewith.  The Loan Parties acknowledge and agree that the Term Loans extended under this Amendment and the Amended Credit Agreement and the increase in the Revolving Credit Facility shall be deemed to be part of the “Obligations” and the “Secured Obligations”, as defined in the Amended Credit Agreement and the Collateral Documents for all purposes of the Loan Documents.
(b)Without limiting the above, each Loan Party hereby (i) acknowledges, agrees and confirms that the Liens and security interests granted to the Administrative Agent for the benefit of the Secured Parties under the Collateral Documents are in full force and effect, constitute valid and perfected Liens and security interests on the Collateral having priority over all other Liens and security interests on the Collateral, except to the extent permitted under the Amended Credit Agreement and the other Loan Documents, and are enforceable in accordance with the terms of the applicable Collateral Documents (including, without limitation, the Guarantee and Collateral Agreement and the IP Security Agreements), and will continue to secure the Secured Obligations, including the obligations under the Amended Credit Agreement, the Second Amendment Documents and the other Loan Documents (including as increased by this Amendment and the Amended Credit Agreement), (ii) reaffirms all of its obligations owing to the Administrative Agent and the Lenders under the Collateral Documents and (iii) acknowledges and agrees that the Collateral Documents shall continue to constitute legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms.  Due to a clerical error, Solutions executed the Guarantee and Collateral Agreement as “Vertex Solutions, LLC” instead of “Vertex VAT Solutions, LLC”.  Without limiting the above, Solutions  hereby (i) acknowledges, agrees and confirms that it is bound by the Guarantee and Collateral Agreement and is a Guarantor and Grantor under the Guarantee and Collateral Agreement, and (ii) as security for the payment or performance, as the case may be, in full of the Secured Obligations, assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of Solutions’ right, title and interest in, to the Pledged Collateral (as defined in the Guarantee and Collateral Agreement), and the Article 9 Collateral (as defined in the Guarantee and Collateral Agreement); provided that, such creation and grant of security interest pursuant to this sentence shall not include any of the excluded collateral described in the Guarantee and Collateral Agreement.
(c)Each Loan Party (other than the Borrower) hereby (i) confirms and ratifies that all of its obligations as a Guarantor shall continue in full force and effect for the benefit of the Administrative Agent and the Secured Parties with respect to the Secured Obligations, including the obligations under the Amended Credit Agreement, the Second Amendment Documents and the other Loan Documents and (ii) hereby irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Obligations.

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12.Limited Effect. Except as expressly modified hereby, the Amended Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms.
13.Integration. This Amendment constitutes the sole agreement of the parties with respect to the transactions contemplated hereby and shall supersede all oral negotiations and the terms of prior writings with respect thereto.  From and after the Second Amendment Effective Date, all references in the Amended Credit Agreement and each of the other Loan Documents to the “Credit Agreement” shall be deemed to be references to the Amended Credit Agreement, as modified hereby.  This Amendment and each of the other Second Amendment Documents shall constitute a Loan Document for all purposes under the Amended Credit Agreement and each of the other Loan Documents.
14.Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
15.No Novation. It is the intention of the parties hereto that this Amendment (including Exhibit A hereto) shall not constitute (and it shall not constitute) a termination of the Existing Credit Agreement or any other Loan Document, nor shall it extinguish the obligations for the payment of any Secured Obligations and/or any amounts due under the Existing Credit Agreement or any other Loan Document, or discharge or release (a) the performance of any party or (b) the attachment, creation or priority of any security interest or other Lien granted under the Guarantee and Collateral Agreement or any other Collateral Document (including the IP Security Agreements). It is the intention of the parties hereto that nothing herein contained or in the Amended Credit Agreement shall be construed (and nothing herein shall be construed) as a substitution, novation, release or discharge of (a) any of the Loans or other obligations outstanding under the Existing Credit Agreement or (b) any of the Secured Obligations outstanding under the Guarantee and Collateral Agreement (or any IP Security Agreement), each of which shall remain in full force and effect, except to any extent modified hereby or by the Amended Credit Agreement attached hereto.  It is the intention of the parties hereto that all such security interests and Liens granted under the Guarantee and Collateral Agreement and the other Loan Documents (including the IP Security Agreements) shall continue in full force and effect as amended, supplemented or otherwise modified herein.  Nothing contained herein shall constitute a release, termination or waiver of any of the Liens, security interests, rights or remedies granted to the Administrative Agent, the Lenders or any Related Party thereof in the Loan Documents.
16.Miscellaneous.
(a)GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

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(b)Successor and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.
(c)Counterparts. This Amendment may be executed in one or more counterparts, each of which counterparts when executed and delivered shall be deemed to be an original, and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, other electronic transmission or other electronic imaging means (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart hereof.
(d)Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
(e)Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(f)Expenses. To the extent required to be reimbursed pursuant to Section 11.3.1 of the Amended Credit Agreement (Costs and Expenses), the Loan Parties, jointly and severally agree to pay all of the Administrative Agent’s reasonable out-of-pocket fees and expenses incurred in connection with this Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VERTEX, INC.

By:

Name:

Title:

VERTEX VAT SOLUTIONS, LLC

By:

Name:

Title:

VERTEX DELAWARE, LLC

By:

Name:

Title:

DMEAST #401522467[Signature Page to Second Amendment]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

DMEAST #401522467[Signature Page to Second Amendment]

EXHIBIT A

Amended Credit Agreement

(See Attached)

~~Conformed copy after giving effect to the First Amendment dated as of April 3, 2020~~

~~Customer CUSIP No.: 92534QAA2~~

~~Revolver Facility CUSIP No.: 92534QAD6~~

~~Term Facility CUSIP No.: 92534QAE4~~

EXHIBIT A TO

SECOND AMENDMENT

TO CREDIT AGREEMENT

Customer CUSIP No.: 92534QAA2
Revolver Facility CUSIP No.: 92534QAD6
Term Facility CUSIP No.: 92534QAG9

$~~100,000,000~~200,000,000 REVOLVING CREDIT FACILITY
$~~175,000,000~~50,000,000 TERM LOAN

CREDIT AGREEMENT

by and among

VERTEX, INC., as Borrower

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

Dated as of March 31, 2020

As Amended or Supplemented by the First Amendment,

dated as of April 3, 2020,
and the Second Amendment dated as of March 8, 2022

__________________________________________________________________

PNC CAPITAL MARKETS LLC, as Sole Lead Arranger and Sole Bookrunner

~~DMFIRM #401309431 v2~~DMFIRM #401309431 v14

TABLE OF CONTENTS

Page

1.CERTAIN DEFINITIONS1

1.1Certain Definitions.1

1.2Construction.~~37~~46

1.3Accounting Principles; Changes in GAAP.~~38~~46

1.4Currency Calculations~~38~~47

1.5Divisions~~39~~47

1.6~~Euro-Rate~~Benchmark Replacement Notification~~39~~47

1.7 Conforming Changes Related to Term SOFR Rate, Daily Simple SOFR, Euro-Rate, Daily Simple RFR or Term RFR 48

1.8 Limited Condition Acquisitions 48

2.REVOLVING CREDIT AND SWING LOAN FACILITIES~~39~~49

2.1Revolving Credit Commitments.~~39~~49

2.1.1Revolving Credit Loans; Optional Currency Loans.~~39~~49

2.1.2Swing Loan Commitment.~~39~~50

2.2Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.~~40~~50

2.3Commitment Fees.~~40~~50

2.4Termination or Reduction of Revolving Credit Commitments.~~40~~51

2.4.1Termination or Reduction of Revolving Credit Commitments.~~40~~51

2.5Revolving Credit Loan Requests; Swing Loan Requests.~~41~~51

2.5.1Revolving Credit Loan Requests.~~41~~51

2.5.2Swing Loan Requests.~~41~~52

2.6Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.~~42~~52

2.6.1Making Revolving Credit Loans.~~42~~52

2.6.2Presumptions by the Administrative Agent.~~42~~52

2.6.3Making Swing Loans.~~43~~53

2.6.4Repayment of Revolving Credit Loans.~~43~~53

2.6.5Borrowings to Repay Swing Loans.~~43~~53

2.6.6Swing Loans Under Cash Management Agreements.~~43~~54

2.7Notes~~.44~~54

2.8Use of Proceeds – Revolving Credit Facility.~~44~~54

2.9Letter of Credit Subfacility.~~44~~55

2.9.1Issuance of Letters of Credit.~~44~~55

2.9.2Letter of Credit Fees.~~46~~56

2.9.3Disbursements, Reimbursement.~~46~~56

2.9.4Repayment of Participation Advances.~~47~~58

2.9.5Documentation.~~48~~58

2.9.6Determinations to Honor Drawing Requests.~~48~~58

2.9.7Nature of Participation and Reimbursement Obligations.~~48~~59

2.9.8Indemnity.~~50~~60

2.9.9Liability for Acts and Omissions.~~50~~60

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~~2.9.10Issuing Lender Reporting Requirements.51~~

2.10Defaulting Lenders.~~52~~62

2.11Utilization of Commitments in Optional Currencies.~~53~~64

2.11.1Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency~~54~~64

2.11.2~~European Monetary Union.~~Requests for Additional Optional Currencies~~54~~64

2.12Funding by Branch, Subsidiary or Affiliate~~55~~64

2.13Currency Repayments~~55~~64

2.14Optional Currency Amounts~~55~~65

3.TERM LOANS~~55~~65

3.1Term Loan Commitments.~~55~~65

3.2Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.~~56~~65

3.3Use of Proceeds – Term Loan Facility~~.56~~66

3AINCREMENTAL FACILITIES~~56~~66

3A.1Incremental Commitments~~56~~66

4.INTEREST RATES~~59~~69

4.1Interest Rate Options.~~59~~69

4.1.1Revolving Credit Interest Rate Options; Swing Line Interest Rate.~~59~~70

4.1.2Term Loan Interest Rate Options.~~59~~71

4.1.3Interest Act (Canada)~~60~~71

4.1.4Rate Calculations; Rate Quotations.~~60~~72

4.2Interest Periods.~~60~~72

4.2.1Amount of Borrowing Tranche.~~60~~72

4.2.2Renewals.~~60~~72

4.2.3No Conversion of Optional Currency Loans.~~60~~72

4.3Interest After Default.~~60~~72

4.3.1Interest Rate~~60~~72

4.3.2Letter of Credit Fees and Other Obligations~~61~~73

4.3.3Acknowledgment.~~61~~73

4.4~~Rates~~Rate Unascertainable; ~~Illegality;~~ Increased Costs; Deposits Not Available; ~~Optional Currency Not Available.~~Illegality; Benchmark Replacement Setting~~61~~73

~~4.4.1Unascertainable.61~~

~~4.4.2Illegality; Increased Costs.62~~

~~4.4.3Optional Currency Not Available.62~~

~~4.4.4Administrative Agent’s and Lender’s Rights.62~~

4.5Selection of Interest Rate Options~~.63~~81

~~4.6Successor Euro-Rate Index.63~~

5.PAYMENTS~~67~~82

5.1Payments.~~67~~82

5.2Pro Rata Treatment of Lenders.~~68~~83

5.3Sharing of Payments by Lenders.~~68~~83

5.4Presumptions by Administrative Agent.~~69~~84

~~DMFIRM #401309431 v2~~DMFIRM #401309431 v14 (ii)

5.5Interest Payment Dates.~~69~~84

5.6Voluntary Prepayments.~~69~~84

5.6.1Right to Prepay.~~69~~84

5.6.2Replacement of a Lender.~~70~~85

5.6.3Designation of a Different Lending Office.~~71~~86

5.7Mandatory Prepayments~~.72~~87

5.7.1Sale of Assets~~72~~87

5.7.2Issuance of Debt~~; Issuance of Equity Interests; No Specified Distribution72~~ 87

5.7.3Material Recovery Event~~72~~87

5.7.4Currency Fluctuations.~~73~~87

5.7.5Application of Payments~~73~~88

5.7.6Application Among Interest Rate Options.~~73~~88

5.8Increased Costs.~~73~~88

5.8.1Increased Costs Generally.~~73~~88

5.8.2Capital Requirements.~~74~~89

5.8.3Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.~~74~~89

5.8.4Delay in Requests.~~74~~89

5.8.5Additional Reserve Requirements.~~75~~90

5.9Taxes.~~75~~90

5.9.1Issuing Lender.~~75~~90

5.9.2Payments Free of Taxes.~~75~~90

5.9.3Payment of Other Taxes by the Loan Parties.~~75~~90

5.9.4Indemnification by the Loan Parties.~~76~~90

5.9.5Indemnification by the Lenders.~~76~~91

5.9.6Evidence of Payments.~~76~~91

5.9.7Status of Lenders~~.76~~91

5.9.8Treatment of Certain Refunds.~~78~~93

5.9.9Survival.~~79~~94

5.10Indemnity.~~79~~94

5.11Settlement Date Procedures.~~80~~95

5.12Currency Conversion Procedures for Judgments.~~80~~95

5.13Indemnity in Certain Events.~~80~~95

6.REPRESENTATIONS AND WARRANTIES~~80~~96

6.1Representations and Warranties.~~80~~96

6.1.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.~~81~~96

6.1.2Subsidiaries and Owners; Investment Companies.~~81~~96

6.1.3Validity and Binding Effect.~~81~~97

6.1.4No Conflict; Material Agreements; Consents.~~82~~97

6.1.5Litigation.~~82~~97

6.1.6Financial Statements.~~82~~97

6.1.7Margin Stock.~~83~~98

6.1.8Full Disclosure.~~83~~98

6.1.9Taxes.~~83~~99

~~DMFIRM #401309431 v2~~DMFIRM #401309431 v14 (iii)

6.1.10Patents, Trademarks, Copyrights, Licenses, Etc.~~84~~99

6.1.11Liens in the Collateral.~~84~~99

6.1.12Insurance.~~84~~99

6.1.13ERISA Compliance.~~84~~99

6.1.14Environmental Matters.~~85~~100

6.1.15Solvency.~~85~~100

6.1.16Anti-Terrorism Laws.~~85~~100

6.1.17Anti-Corruption~~85~~100

6.1.18Certificate of Beneficial Ownership~~85~~101

6.1.19 EEA Financial Institution 101

7.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT~~86~~101

7.1First Loans and Letters of Credit.~~86~~101

7.1.1Deliveries.~~86~~101

7.1.2Payment of Fees.~~87~~102

7.2Each Loan or Letter of Credit.~~87~~102

8.COVENANTS~~88~~103

8.1Affirmative Covenants.~~88~~103

8.1.1Preservation of Existence, Etc.~~88~~103

8.1.2Payment of Liabilities, Including Taxes, Etc.~~88~~103

8.1.3Maintenance of Insurance.~~88~~104

8.1.4Maintenance of Properties and Leases.~~89~~104

8.1.5Visitation Rights.~~89~~104

8.1.6Keeping of Records and Books of Account.~~89~~104

8.1.7Compliance with Laws; Use of Proceeds.~~89~~105

8.1.8Further Assurances.~~89~~105

8.1.9Anti-Terrorism Laws; International Trade Law Compliance.~~90~~105

8.1.10Keepwell.~~90~~105

8.1.11Control Agreements~~90~~106

8.1.12Additional Collateral; Joinder of Subsidiaries~~91~~106

8.1.13Certificate of Beneficial Ownership and Other Additional Information~~92~~108

~~8.1.14Certified Organizational Documents92~~

~~8.1.15Financial Projections93~~

8.2Negative Covenants.~~93~~108

8.2.1Indebtedness.~~93~~108

8.2.2Liens; Lien Covenants.~~94~~109

8.2.3Guaranties.~~94~~110

8.2.4Loans and Investments~~.94~~110

8.2.5Dividends and Related Distributions.~~96~~111

8.2.6Liquidations, Mergers, Consolidations, Acquisitions.~~96~~111

8.2.7Dispositions of Assets or Subsidiaries.~~97~~113

8.2.8Affiliate Transactions.~~98~~114

8.2.9Subsidiaries and Partnerships.~~99~~115

8.2.10Continuation of or Change in Business.~~99~~115

8.2.11Fiscal Year.~~99~~115

8.2.12Issuance of Stock.~~99~~115

~~DMFIRM #401309431 v2~~DMFIRM #401309431 v14 (iv)

8.2.13Changes in Organizational Documents.~~100~~115

8.2.14Minimum ~~Fixed Charge Coverage Ratio/Minimum~~ Interest Coverage Ratio.~~100~~116

8.2.15Maximum Secured Debt Net Leverage Ratio.~~100~~116

8.2.16Limitation on Negative Pledges.~~101~~116

8.2.17Limitation on Restrictions on Subsidiary Distributions~~101~~116

8.2.18Anti-Corruption~~102~~117

8.2.19~~Division/Series Transaction102~~[Reserved] 117

8.2.20Restriction on Transfer of Intellectual Property.~~102~~117

8.3Reporting Requirements.~~102~~117

8.3.1Quarterly Financial Statements.~~102~~117

8.3.2Annual Financial Statements.~~102~~118

8.3.3Certificate of the Borrower.~~103~~118

8.3.4Notices.~~103~~118

9.DEFAULT~~104~~120

9.1Events of Default.~~104~~120

9.1.1Payments Under Loan Documents.~~104~~120

9.1.2Breach of Warranty.~~104~~120

9.1.3Anti-Terrorism Laws.~~104~~120

9.1.4Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.~~104~~120

9.1.5Breach of Other Covenants.~~104~~120

9.1.6Defaults in Other Agreements or Indebtedness.~~105~~120

9.1.7Final Judgments or Orders.~~105~~121

9.1.8Loan Document Unenforceable.~~105~~121

9.1.9Uninsured Losses; Proceedings Against Assets~~.105~~121

9.1.10Events Relating to Pension Plans and Multiemployer Plans.~~105~~121

9.1.11Change of Control.~~106~~122

9.1.12Relief Proceedings.~~106~~122

9.2Consequences of Event of Default.~~106~~122

9.2.1Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.~~106~~122

9.2.2Bankruptcy, Insolvency or Reorganization Proceedings.~~106~~122

9.2.3Set-off.~~106~~122

9.2.4Application of Proceeds.~~107~~123

10.THE ADMINISTRATIVE AGENT~~108~~124

10.1Appointment and Authority.~~108~~124

10.2Rights as a Lender.~~109~~125

10.3Exculpatory Provisions.~~109~~125

10.4Reliance by Administrative Agent.~~110~~126

10.5Delegation of Duties.~~110~~126

10.6Resignation of Administrative Agent.~~110~~126

10.7Non-Reliance on Administrative Agent and Other Lenders.~~111~~127

10.8No Other Duties, etc.~~112~~128

10.9Administrative Agent’s Fee.~~112~~128

10.10Authorization to Release Collateral and Guarantors~~.112~~128

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10.11No Reliance on Administrative Agent’s Customer Identification Program.~~112~~128

10.12Administrative Agent May File Proofs of Claim~~112~~129

10.13Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products~~113~~129

10.14 Erroneous Payments 130

11.MISCELLANEOUS~~113~~132

11.1Modifications, Amendments or Waivers.~~113~~132

11.1.1Increase of Commitment.~~114~~133

11.1.2Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.~~114~~133

11.1.3Release of Collateral or Guarantor; Subordination of Collateral.~~114~~133

11.1.4Miscellaneous.~~114~~133

11.2No Implied Waivers; Cumulative Remedies.~~115~~134

11.3Expenses; Indemnity; Damage Waiver~~.115~~134

11.3.1Costs and Expenses.~~115~~134

11.3.2Indemnification by the Borrower.~~116~~135

11.3.3Reimbursement by Lenders.~~117~~136

11.3.4Waiver of Consequential Damages, Etc.~~117~~136

11.3.5Payments.~~118~~136

11.3.6Survival~~118~~136

11.4Holidays.~~118~~137

11.5Notices; Effectiveness; Electronic Communication.~~118~~137

11.5.1Notices Generally.~~118~~137

11.5.2Electronic Communications.~~118~~137

11.5.3Change of Address, Etc.~~119~~138

11.5.4Certificates of Officers~~119~~138

11.6Severability.~~119~~138

11.7Duration; Survival.~~120~~138

11.8Successors and Assigns.~~120~~139

11.8.1Successors and Assigns Generally.~~120~~139

11.8.2Assignments by Lenders.~~120~~139

11.8.3Register.~~122~~141

11.8.4Participations.~~122~~141

11.8.5Certain Pledges; Successors and Assigns Generally.~~123~~142

11.9Confidentiality.~~123~~142

11.9.1General.~~123~~142

11.9.2Sharing Information With Affiliates of the Lenders.~~124~~143

11.10Counterparts; Integration; Effectiveness~~.124~~143

~~11.10.1Counterparts; Integration; Effectiveness.124~~

11.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; ADDITIONAL WAIVERS~~.125~~144

11.11.1Governing Law.~~125~~144

11.11.2SUBMISSION TO JURISDICTION.~~125~~144

11.11.3WAIVER OF VENUE.~~125~~144

11.11.4SERVICE OF PROCESS.~~126~~145

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11.11.5WAIVER OF JURY TRIAL.~~126~~145

11.12USA Patriot Act Notice.~~126~~145

11.13Acknowledgement and Consent to Bail-In of Affected Financial Institutions.~~126~~145

11.14Acknowledgement Regarding Any Supported QFCs~~127~~146

11.15Certain ERISA Matters~~128~~147

11.16Non-Public Information~~129~~

~~DMFIRM #401309431 v2~~DMFIRM #401309431 v14 (vii)

148

~~DMFIRM #401309431 v2~~DMFIRM #401309431 v14 (viii)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)-PRICING GRID

SCHEDULE 1.1(B)-COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

SCHEDULE 1.1(L)-EXISTING LETTERS OF CREDIT

SCHEDULE 1.1(P)-EXISTING LIENS

SCHEDULE 1.1(PH)-PERMITTED HOLDERS

SCHEDULE 1.1(SO)-STOCK OPTION AGREEMENTS

SCHEDULE 6.1.1-[RESERVED]

SCHEDULE 6.1.2-SUBSIDIARIES

SCHEDULE 6.1.14-ENVIRONMENTAL DISCLOSURES

SCHEDULE 8.1.3-INSURANCE REQUIREMENTS RELATING TO COLLATERAL

SCHEDULE 8.2.1-EXISTING INDEBTEDNESS

SCHEDULE 8.2.4-EXISTING INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)-ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT 1.1(G)-GUARANTEE AND COLLATERAL AGREEMENT

EXHIBIT 1.1(N)(1)-REVOLVING CREDIT NOTE

EXHIBIT 1.1(N)(2)-SWING LOAN NOTE

EXHIBIT 1.1(N)(3)-TERM NOTE

EXHIBIT 2.5.1-LOAN REQUEST

EXHIBIT 2.5.2-SWING LOAN REQUEST

EXHIBIT 5.9.7(A)-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(B)-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(C)-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 5.9.7(D)-U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 8.3.3-QUARTERLY COMPLIANCE CERTIFICATE

~~DMFIRM #401309431 v2~~DMFIRM #401309431 v14 (ix)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of March 31, 2020 and is made by and among VERTEX, INC., a ~~Pennsylvania~~Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

The Borrower has requested that the Lenders provide (i) a revolving credit facility to the Borrower in an aggregate principal amount ~~not to exceed~~of $~~100,000,000~~200,000,000 (the “Revolving Credit Facility”) as of the Second Amendment Effective Date and (ii) a $~~175,000,000~~50,000,000 term loan facility (the “Term Loan Facility”) as of the Second Amendment Effective Date. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.CERTAIN DEFINITIONS
1.1Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Accession Agreement shall have the meaning set forth in Section 3A.1(vii) [Amendment to Loan Documents - Incremental Facilities].

Acquisition shall mean the acquisition by purchase, lease, merger, consolidation, amalgamation or otherwise, whether through a single transaction or a series of related transactions, of (i) all or substantially all of the Capital Stock in any Person or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

Affected Financial Institution shall mean (i) any EEA Financial Institution or (ii) any UK Financial Institution.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition,

“control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

~~Alternative Source shall have the meaning specified in the definition of Euro-Rate.~~

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, corruption or bribery (including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, the FCPA, and the Laws administered by ~~the United States Treasury Department Office of Foreign Asset Control~~OFAC, the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom (or any other relevant sanctions authority having jurisdiction over the Borrower or any Subsidiary thereof), and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, as any of the foregoing Laws may be amended, supplemented renewed, extended or replaced from time to time.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin shall mean, as applicable:

(i)the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”,
(ii)the percentage spread to be added to the Base Rate applicable to Term Loans under the Base Rate Option based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Loan Base Rate Spread”,
(iii)the percentage spread to be added to the Term SOFR Rate, Euro-Rate or RFR applicable to Revolving Credit Loans that are under the Term SOFR Rate Option, Euro-Rate Option, Daily Simple RFR Option or Term RFR Option, as applicable, based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Term SOFR Rate, Euro-Rate or RFR Spread”, or
(iv)the percentage spread to be added to the ~~Euro-Rate~~Term SOFR Rate applicable to Term Loans under the ~~Euro-Rate~~Term SOFR Rate Option based on the Total Debt Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Loan ~~Euro-Rate~~Term SOFR Rate Spread”.

Approved Capped Call Transaction shall mean any capped call option purchased by the Borrower (or substantively equivalent derivative transaction, including the utilization of one or more call options supplemented by net-share settled warrants sold by the Borrower) relating to the Borrower’s common stock in connection with the issuance of any Approved Convertible Debt and settled in common stock of the Borrower, cash or a combination thereof, and cash in lieu of fractional shares of common stock; provided that the aggregate purchase price for such Approved Capped Call Transaction(s) does not exceed the net proceeds received by Borrower from the issuance of such Approved Convertible Debt.

Approved Convertible Debt shall mean unsecured Indebtedness issued, whether in one or more series, in an aggregate principal amount of up to Two Hundred Million Dollars ($200,000,000) (plus, for each such series issued, any applicable greenshoe amount and, with respect to any extension, refinancing, renewal or replacement of any Approved Convertible Debt, premiums and accrued and unpaid interest with respect to such Approved Convertible Debt being refinanced and reasonable fees and expenses relating to such extension, renewal, refinancing or replacement financing) at any time outstanding that is convertible into Capital Stock (other than Disqualified Equity Interests) of the Borrower (and cash in lieu of fractional shares), cash or a combination of Capital Stock (other than Disqualified Equity Interests) of the Borrower and cash; provided, that, (a) such Indebtedness has a stated final maturity date that is no earlier than the 60th calendar day after the later of the Revolving Credit Expiration Date and the Term Loan Maturity Date (in each case as in effect on the date of the issuance of such Approved Convertible Debt); (b) such Indebtedness is not subject to any required repurchase or redemption by any Loan Party or Subsidiary thereof at any time before the 60th calendar day after the later of the Revolving Credit Expiration Date and the Term Loan Maturity Date (as in effect on the date of the issuance of such Approved Convertible Debt) (provided that the following will not constitute a required repurchase or redemption for purposes of this clause (b): (i) any customary requirement to repurchase or offer to repurchase such Indebtedness in connection with a change of control or “fundamental change”; (ii) any right of any holder of any such Indebtedness to convert such Indebtedness to Capital Stock (other than Disqualified Equity Interests), cash or a combination of Capital Stock (other than Disqualified Equity Interests) and cash; (iii) any actual conversion of any such Indebtedness to Capital Stock (other than Disqualified Equity Interests), cash or a combination of Capital Stock (other than Disqualified Equity Interests) and cash; and (iv) any optional right of the issuer of such Indebtedness to repurchase such Indebtedness or call such Indebtedness for redemption); (c) no Potential Default or Event of Default exists or would result from the incurrence of such Indebtedness; and (d) the Loan Parties are in compliance with Section 8.2.14 [Minimum Interest Coverage] and Section 8.2.15 [Maximum Secured Debt Net Leverage Ratio] on a pro forma basis after giving effect to such issuance.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Sale shall have the meaning assigned to such term in Section 5.7.1 [Sale of Assets Etc.].

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Loan Party, the Chairman of the Board, the Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Treasurer, Assistant Treasurer, Secretary, General Counsel or Controller of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Available Currencies shall mean, at any time, Dollars and all Optional Currencies at such time; individually, an “Available Currency”.

Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation shall mean (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bankruptcy Event shall have the meaning specified in the definition of Defaulting Lender.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as ~~the~~ Daily ~~LIBOR Rate~~Simple SOFR is offered, ascertainable and not unlawful~~, the Daily LIBOR Rate, plus 100 basis points (1.0%)~~; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding ~~the foregoing, (x) with respect to Term Loans bearing interest at the Base Rate Option, if the Base Rate would be less than one percent (1.00%), such rate shall be deemed to be one percent (1.00%) for purposes of this Agreement and (y) with respect to Revolving Credit Loans and other Obligations bearing interest at the Base Rate, if the Base Rate would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.~~anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs; Deposits Not Available] or Section 4.4(b) [Illegality], to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in either Section 4.1.1(i) [Revolving Credit Base Rate Options] or Section 4.1.2(i) [Term Loan Base Rate Options], as applicable.

Beneficial Owner shall mean each of the following: (i) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Capital Stock; and (ii) a single individual with significant responsibility to control, manage, or direct the Borrower.

Benefit Plan shall mean any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Bloomberg means Bloomberg Index Services Limited (or a successor administrator).

Borrower shall have the meaning specified in the introductory paragraph.

Borrower Equityholder shall mean, at any time, a holder of Borrower Equity Interests at such time.

Borrower Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Borrower Parent Company shall mean any Person of which the Borrower is a direct or indirect wholly owned Subsidiary.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Term Loans ~~outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which are in Dollars or in the same Optional Currency advanced under the same Loan Request by the Borrower and which have the~~, Revolving Credit Loans, or Swingline Loans, as the context may require, consisting of simultaneous loans of the same Type in the same Currency, and in the case of Term Rate Loans, having the same Interest Period ~~shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute~~. For the avoidance of doubt, Daily Rate Loans of the same Type and Currency shall be considered one Borrowing Tranche.

Brazil Acquisition Agreement shall mean such agreement, dated as of December 27, 2019, under which Vertex Inc. purchased 60% of the equity issued by SYSTAX Sistemas Fiscais Ltda. with the expectation of acquiring the remaining 40% over a period of time (as amended, supplemented or otherwise supplemented, provided that the Administrative Agent, with the consent of the Required Lenders, shall have consented to modifications materially adverse to the Lenders).

British Pounds Sterling shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

Business Day shall mean ~~a~~any day other than a Saturday~~,~~ or Sunday or ~~other day~~a legal holiday on which commercial banks ~~in Pittsburgh, Pennsylvania,~~ are authorized or required ~~by law to close and (i) if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market, (ii) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the Relevant Interbank Market, and (iii) with respect to advances or payments of Loans denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.~~to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term “Business Day” means any such day that is also a day on which SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, or any successor website thereto; (ii) Euro-Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; and (iii) RFR Loan, the term “Business Day” means any such day that is also an RFR Business Day.

Capital Lease Obligations shall mean with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) any real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section ~~8.2.2~~8.2.2 [Liens; Lien Covenants], a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

Capital Stock shall mean (i) any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and (ii) any and all warrants, rights or options to purchase any of the foregoing; provided, however, that unless actually converted into Capital Stock described in clause (i) immediately above, Approved Convertible Debt shall not constitute Capital Stock.

Cash Collateralize shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, non-interest bearing (unless otherwise agreed by the Administrative Agent in its sole discretion) deposit account(s) at the Administrative Agent.

Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

CEA shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Certificate of Beneficial Ownership shall mean a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

CFTC shall mean the Commodity Futures Trading Commission.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

Change of Control shall mean (a) ~~prior to the occurrence of an IPO, Permitted Holders shall cease to own, beneficially and of record, free and clear of all Liens or other encumbrances, except Liens in favor of other Permitted Holders, (i) at least eighty percent (80%) of the outstanding voting Borrower Equity Interests on a fully diluted basis and (ii) at least eighty percent (80%) of each other class of outstanding Borrower Equity Interests on a fully diluted basis; (b) from and after the occurrence of an IPO, the failure by the Permitted Holders to own, beneficially and of record, Equity Interests in the Borrower representing at least seventy percent (70%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower;~~ an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) underwriters in the course of their distribution of Capital Stock in an underwritten registered public offering (provided such underwriters shall not hold such Capital Stock for longer than five Business Days)), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the voting power to elect the members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; provided that it shall not be deemed to be a Change of Control if any Permitted Holders or a combination thereof are or become a “beneficial owner” of more than 35% of such voting power or (~~c~~b) during any period of twelve (12) consecutive months, commencing before or after the ~~Closing~~Second Amendment Effective Date, individuals who on the first day of such period were directors of the Borrower (together with any replacement or additional directors who were nominated, approved or elected by a majority of directors then in office) ceasing to constitute a majority of the board of directors of the Borrower.

CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

Class, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Term Loans, Incremental Term Loans, Revolving Credit Loans or Swing Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) outstanding Revolving Credit Loans or Revolving Credit Commitments, (b) Term Loan Commitments or Term Loans or (c) Incremental Term Commitment or Incremental Term Loans.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be March 31, 2020.

Code shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, as from time to time in effect.

Collateral shall mean the collateral under the (i) Guarantee and Collateral Agreement, (ii) the IP Security Agreements and (iii) any other Collateral Document.

Collateral Document shall mean the Guarantee and Collateral Agreement, the IP Security Agreements and each other security agreement or other instrument or document executed pursuant to this Agreement (including pursuant to Section 8.1.12 [Additional Collateral; Joinder of Subsidiaries]) to secure the Secured Obligations.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment, Term Loan Commitment and Incremental Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Term Loan Commitments, Incremental Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

~~Computation Date shall have the meaning specified in Section 2.11.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding, Etc.].~~

Conforming Changes shall mean, with respect to the Term SOFR Rate or Daily Simple SOFR, Daily Simple RFR or Term RFR, or Euro-Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,”

timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR, or Euro-Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR, or Euro-Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Cash Interest Expense shall mean, for any period, the excess of (i) the sum, without duplication, of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (b) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Borrower or its consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (excluding capitalized loan origination costs and fees incurred (x) on or prior to the Closing Date in connection with the Transactions or (y) on or prior to the Second Amendment Effective Date in connection with the Second Amendment) and (c) any cash payments made during such period in respect of obligations referred to in clause (ii)(b) below that were amortized or accrued in a previous period, minus (ii) to the extent included in such consolidated interest expense for such period, the sum of (a) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (b) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

Consolidated EBITDA for any period of determination shall mean (i) net income plus, without duplication and to the extent deducted in determining such net income, the sum of (a) depreciation, amortization, interest expense and income tax expense, (b) other non-cash charges to net income, but excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges, (c) beginning with the fiscal year ending December 31, 2019, non-cash charges related to stock-based compensation expense or “mark-to-market” expenses related to stock-based compensation liabilities that have reduced net income in such period and have been reflected on the balance sheet of the Borrower and its Subsidiaries (whether or not expected to result in a future cash payment), (d) third party ~~out-of-pocket fees~~transaction costs and expenses ~~(including legal costs)~~ in connection with ~~the consummation of an IPO~~any Acquisition (whether or not ~~successful), and (e)~~consummated), (e) extraordinary, non-recurring or unusual losses and expenses, (f) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Approved

Convertible Debt, (g) any third party ~~out-of-pocket~~transaction fees and expenses ~~(including legal costs) in connection with an unsuccessful attempt at an IPO~~for such period relating to the Approved Convertible Debt (whether or not consummated) and (h) severance, recruiting, retention and relocation, signing and stay bonuses and related costs, charges and expenses in an aggregate amount not to exceed $10,000,000 from and after the Second Amendment Effective Date, minus (ii) without duplication and to the extent included in determining such net income, (a) non-cash credits to net income (excluding non-cash credits that are to become cash credits in a future period and represent an accrual or reserve for a future or potential future cash payment) ~~and~~, (b) the portion of any cash payment made in relation to the exercise or settlement of any stock-based compensation, simultaneously with the reduction of any such balance sheet liability or reserve in such period that the payment was made (whether or not such payment increased or decreased net income in that period) related to non-cash charges added to Consolidated EBITDA pursuant to clause (c) above and only to the extent so added, (c) any extraordinary, non-recurring or unusual gains and income and (d) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Approved Convertible Debt.

For purposes of calculating the Secured Debt Net Leverage Ratio, Total Debt Net Leverage Ratio and the Interest Coverage Ratio only, if during any period the Borrower or any Subsidiary thereof shall have made any Acquisition or Disposition, such transaction shall be deemed to have occurred on and as of the first day of such period, so long as, with respect to Acquisitions, (a) if the Consolidated EBITDA attributable to the property, line of business or the Person subject to such Acquisition during the period of determination is fifteen percent (15%) or more of Consolidated EBITDA prior to including such income statement items, the Administrative Agent shall have received for the prior one (1)-year period audited financial statements prepared on a GAAP basis (provided that certain aspects of such financial statements do not need to be prepared on a GAAP basis if the Administrative Agent, acting in its reasonable discretion, approves such non-GAAP aspects) or an independent third-party due diligence report for such Person from a nationally recognized accounting firm or other recognized firm reasonably acceptable to the Administrative Agent or (b) if the Consolidated EBITDA attributable to the property, line of business or the Person subject to such Acquisition during the period of determination is less than fifteen percent (15%) of Consolidated EBITDA prior to including such income statement items for the prior three (3)-year period, audited financial statements, if available, prepared on a GAAP basis (provided that certain aspects of such financial statements do not need to be prepared on a GAAP basis if the Administrative Agent, acting in its reasonable discretion, approves such non-GAAP aspects) or to the extent such person to be acquired has no such audited historical financial results, the management prepared financial results of such Person for the applicable period, with such results to be in form and substance reasonably acceptable to the Administrative Agent; provided, that, if such audited financial statements, management prepared financial statements or third-party due diligence report, as applicable, are required and have not been provided to the Administrative Agent (and distributed to the Lenders), the historical Consolidated EBITDA of such Person or attributable to such assets shall not be included in the calculation of Consolidated EBITDA unless consented to in writing by the Administrative Agent in its sole discretion.

Whenever pro forma effect or a determination of pro forma compliance is to be given with respect to an Acquisition the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include (i) any projected operating expense reductions, synergies or cost savings (net of continuing associated expenses) that are reasonably anticipated by the Borrower to be achieved in connection with any such event within the 24-month period following the consummation of such event, which the Borrower determines in good faith are reasonable as of the date of such computation and (ii) (without duplication of clause (i)(e) of the first paragraph of this definition) cost savings initiatives and/or operating improvements, restructurings, cost savings and similar initiatives, actions and/or events, including (A) reductions in costs of an acquired entity or business or a sold entity or business which will be non-recurring following the acquisition thereof, (B) reduction in personnel expenses (including severance), (C) reduction of costs related to administrative functions, (D) reductions of costs (including closures) related to leased or owned properties, (E) reduction or elimination of costs from the consolidation of operations or synergies therefrom and (F) streamlining of overhead (taking into account the historical financial statements of any relevant acquired entity or business or a sold entity or business and the consolidated financial statements of the Borrower and its Subsidiaries), assuming the relevant Acquisition and/or operating improvement, restructuring, cost savings and/or similar initiative, action and/or event and all other Acquisitions, operating improvements, restructurings, cost savings and similar initiatives, actions and/or events that have been consummated after the beginning of such period, had been consummated at the beginning of such period; provided that (w) all adjustments pursuant to this paragraph will be without duplication of any amounts that are otherwise included or added back in computing Consolidated EBITDA in accordance with the definition thereof, (x) if any cost savings or other adjustments included in any pro forma calculations based on the anticipation that such cost savings or other adjustments will be achieved within such 24-month period shall at any time cease to be reasonably anticipated by the Borrower to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or other adjustments, (y) the aggregate amount added to Consolidated EBITDA pursuant to this paragraph in any four consecutive quarterly period shall not exceed twenty percent (20%) of Consolidated EBITDA for such period of four consecutive fiscal quarters (calculated prior to giving effect to this paragraph and (z) such items added to Consolidated EBITDA pursuant to this paragraph shall be supported by such documentation as shall be reasonably requested by the Administrative Agent.

Covered Entity shall mean (a) the Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Currency shall mean Dollars or any Optional Currency and “Currencies” shall mean, collectively, Dollars and each Optional Currency.

Daily Rate Loan shall mean a Loan that bears interest at a rate based on the (i) Base Rate or (ii) Daily Simple RFR.

Daily Rate Loan Option shall mean the Base Rate Option or the Daily Simple RFR Option, applicable.

Daily ~~LIBOR Rate~~Simple RFR shall mean, for any day~~, the~~ (an “RFR Day”), a rate per annum determined by the Administrative Agent ~~as the Published Rate, as adjusted for any additional costs pursuant to Section 5.8.5(ii) [Additional Reserve Requirements].  Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.~~, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR equal to the below:

(a) British Pounds Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and

(b) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;

provided that if the rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Administrative Agent shall give prompt notice to the Borrower of the Daily Simple RFR Rate as determined in accordance herewith, which determination shall be conclusive absent manifest error.

If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

Daily Simple RFR Lookback Days shall mean, collectively, SONIA Lookback Days and €STR Lookback Days and each individually is a Daily Simple RFR Lookback Day.

Daily Simple RFR Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii) [Revolving Credit Daily Simple RFR Option].

Daily Simple SOFR means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

Defaulting Lender shall mean any Lender that (i) has failed, within two Business Days of the date required to be funded or paid, to (a) fund any portion of its Loans, (b) fund any portion of its participations in Letters of Credit or Swing Loans or (c) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (iv) has become the subject of a Bankruptcy Event, (v) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders or (vi) has become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Disposition or Dispose shall mean the sale, transfer, license, lease or other disposition outside of the ordinary course of business of any property by any Loan Party or Subsidiary other than pursuant to clauses (iii), (iv), (vi), (vii), (viii) or (ix) of Section 8.2.7 [Dispositions of Assets or Subsidiaries], including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Disqualified Equity Interest shall mean, with respect to any Person, any Capital Stock in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(i) matures or is mandatorily redeemable (other than solely for Capital Stock in such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Capital Stock), whether pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock in such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Capital Stock); or

(iii) is redeemable (other than solely for Capital Stock in such Person that does not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the later of the Revolving Credit Expiration Date and the Term Loan Maturity Date (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the date hereof, the date hereof); provided, however, that (i) any Capital Stock in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to Payment in Full and (ii) any Capital Stock in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

Distribution shall mean any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any Loan Party’s shares of Capital Stock or on account of the purchase, redemption, retirement or acquisition of any Loan Party’s shares of Capital Stock (or warrants, options or rights therefor).

Division/Series Transaction shall mean, with respect to any Loan Party and its Subsidiaries, that any such Person (i) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (ii) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction (including any division or Plan of Division under Delaware law or any comparable event under a different jurisdiction’s law).

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, ~~with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.~~for any amount, at the time of determination thereof, (i) if such amount is expressed in Dollars, such amount, (ii) if such amount is expressed in an Optional Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Optional Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Lender, as applicable, from time to time) on the date that is the applicable Euro-Rate Lookback Day (for amounts relating to Euro-Rate Loans and Letters of Credit denominated in an Optional Currency to which the Euro-Rate would apply), the applicable Daily RFR Lookback Day (for amounts relating to RFR Loans and Letters of Credit denominated in an Optional Currency to which a Daily Simple RFR would apply) immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion) and (iii) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Lender pursuant to clauses (ii) or (iii) above shall be conclusive absent manifest error.

Domestic Subsidiary shall mean any Subsidiary of the Borrower incorporated or organized under the Laws of the United States of America, any State thereof or the District of Columbia.

Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

EEA Financial Institution shall mean (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with is parent.

EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Date shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Assignee shall mean any Person eligible to become an assignee of a Lender under 11.8.2. [Assignment by Lenders]

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligible Step-Up Acquisition has the meaning assigned to it in Section 8.2.15 [Maximum Secured Debt Net Leverage Ratio].

Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

Embargoed Property shall mean any property that would cause any actual violation by the Lenders or the Administrative Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of or relating to such property.

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Equivalent Amount shall mean, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to the Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning specified in the definition of “Equivalent Amount”.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event shall mean (i)(i) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (ii)(ii) a withdrawal by the Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii)(iii) a complete or partial withdrawal by the Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (iv)(iv) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (v)(v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi)(vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the ERISA Group.

ERISA Group shall mean the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

Erroneous Payment has the meaning assigned to it in Section 10.14(a) [Erroneous Payments].

Erroneous Payment Deficiency Assignment has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

Erroneous Payment Impacted Class has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

Erroneous Payment Return Deficiency has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

Erroneous Payment Subrogation Rights has the meaning assigned to it in Section 10.14(d) [Erroneous Payments].

€STR shall mean a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

€STR Administrator shall mean the European Central Bank (or any successor administrator of the Euro Short Term Rate).

€STR Administrator’s Website shall mean the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Euro shall mean the European common currency pursuant to the European Monetary Union.

Euro-Rate shall mean, with respect to any Euro-Rate Borrowing for any Interest Period, an interest rate per annum determined by Administrative Agent equal to the applicable Euro-Rate below for such Interest Period:

~~Euro-Rate shall mean the following:~~

~~(i) with respect to the U.S. Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for~~

~~U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period.~~

~~(ii) with respect to Optional Currency Loans in Euros or British Pounds Sterling comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which the relevant Optional Currency is offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which such applicable Optional Currencies are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the Euros or British Pounds Sterling for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period.~~

(i)~~(iii)~~ with respect to Optional Currency Loans denominated in Canadian Dollars ~~comprising any Borrowing Tranche~~, the ~~interest~~ rate per annum (the “CDOR Rate”) as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/~~100th~~100 of 1% per annum, at approximately 11:00 a.m. Eastern Time, two ~~Business~~(2) Euro-Rate Banking Days prior to the commencement of such Interest Period~~, or if such day is not a Business Day, then on the immediately preceding Business Day,~~; provided that if by such time such rate does not appear on the Bloomberg page BTMM CA ~~on such day~~, the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day~~.~~; provided further that any CDOR Rate so determined based on the immediately preceding Business Day shall be utilized for purposes of calculation of the Euro-Rate for no more than three (3) consecutive Business Days (collectively, the “CDOR Lookback Day”);

~~(iv) If, at any time, the Administrative Agent and all of the Lenders approve an additional Optional Currency pursuant to the definition of that term, any reference in this Agreement to the Euro-Rate applicable to any Loan in such additional Optional Currency shall be a reference to the rate to be determined by the Administrative Agent in accordance with its then current practices with respect to such additional Optional Currency.~~

~~(v) The Euro-Rate for any Loans shall be based upon the Euro-Rate for the currency in which such Loans are requested. With respect to any Loans available at a Euro-Rate, if at any time, for any reason, the source(s) for the Euro-Rate described above for the applicable currency or currencies is no longer available, then, subject to provisions of Section 4.6 [Successor Euro-Rate Index], the Administrative Agent may determine a comparable replacement rate (an “Alternative Source”) at such time (which determination shall be conclusive absent manifest error).~~

~~(vi)~~ provided that if the Euro-Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Euro-Rate for any Loans shall be based upon the Euro-Rate for the Currency in which such Loans are requested. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined ~~or adjusted~~ in accordance herewith, which determination shall be conclusive absent manifest error.

~~(vii) Notwithstanding the foregoing, if the Euro-Rate as determined under any method above would be less than (x) with respect to Term Loans bearing interest at the Euro-Rate for any Available Currency, one percent (1.00), such rate shall be deemed to be one percent (1.00%) for purposes of this Agreement and (y) with respect to Revolving Credit Loans bearing interest at the Euro-Rate for any Available Currency or any other Obligation bearing interest at the Euro-Rate (other than the Term Loans), zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.~~

~~EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.~~

Euro-Rate Banking Day shall mean any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, any day on which banks are open for business in Canada.

Euro-Rate Borrowing shall mean, as to any Borrowing Tranche, a Euro-Rate Loan comprising such Borrowing Tranche.

Euro-Rate Loan shall mean a Loan that bears interest at a rate based on the Euro-Rate.

Euro-Rate Lookback Days shall mean CDOR Lookback Days and each such day is a “Euro-Rate Lookback Day”.

Euro-Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit Euro-Rate Option] ~~or Section 4.1.2(ii) [Term Loan Euro-Rate Option], as applicable~~.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Exchange Act shall mean the United States Exchange Act of 1934.

Excluded Capital Stock shall have the meaning specified in the Guarantee and Collateral Agreement.

Excluded Deposit Account shall mean (i) a deposit account that contains customer monies for remittance to taxing authorities to pay tax obligations of such customers and similar trust, escrow or deposit accounts for the benefit of persons other than the Borrower or any Subsidiary thereof so long as, in each case, such account is segregated from the concentration and operating accounts of the Borrower and its Subsidiaries and contains no funds of the Borrower or any Subsidiary thereof, (ii) any deposit account that is used solely for payment of taxes, payroll, bonuses, other compensation and related expenses, in each case, for employees or former employees, and (iii) fiduciary or trust accounts.

Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (i)(i) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (ii)(ii) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (iii)(iii) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (a)(a) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (b)(b) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement shall mean that certain Credit Agreement dated as of November 2, 2015, among the Borrower, the Guarantors party thereto, the Lenders parties thereto and PNC, as Administrative Agent.

Existing Letter of Credit shall mean each letter of credit previously issued by PNC listed on Schedule 1.1(L) that is outstanding on the Closing Date.

Facilities shall mean the credit facilities provided herein, being as of the ~~Closing~~Second Amendment Effective Date, each of the “Revolving Credit Facility” and the “Term Loan Facility”.

Family Member shall mean, with respect to any individual, any other individual having a relationship with such individual by blood (to the second degree of consanguinity), marriage (which, for the avoidance of doubt, includes children through marriage) or adoption.

Family Trust shall mean, with respect to any individual, trusts or estate planning vehicles established for the benefit of such individual or his/her Family Members.

FATCA shall mean (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and (ii) any intergovernmental agreement implementing (i) above.

FCPA shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Floor shall mean a rate of interest equal zero percent (0.00%).

~~Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%), announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Effective Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.~~

~~Fixed Charge Coverage Ratio shall mean, on any date, the ratio of (i) Consolidated EBITDA to (ii) Fixed Charges for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements have been delivered to~~

~~the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements].~~

~~Fixed Charges shall mean, without duplication, for any period of determination the sum of (a) Consolidated Cash Interest Expense, (b) cash income taxes, (c) scheduled principal installments on Indebtedness referred to in clauses (i), (ii), (v), (vi), (vii) and (viii) of the definition of Indebtedness, (d) Distributions pursuant to clauses (iii)  and (v) of Section 8.2.5 [Dividends and Related Distributions]) and (e) distribution or redemption payments (net of any strike price) in respect of Borrower Equity Interests made in cash pursuant to the terms of the Stock Option Agreements in excess in the aggregate of $500,000, in each case of the Borrower and its Subsidiaries for such period determined on a consolidated basis; provided that, for purposes of determining Fixed Charges any voluntary prepayments of the Term Loans shall not reduce the amount included in scheduled principal payments on Indebtedness.  By way of example, with respect to the above proviso, if the Borrower makes a  voluntary payment of Term Loans on January 15, 2021, some or all of which is applied against the next four principal payments on the Term Loans due in 2021 and so the actual amount of scheduled principal payments on the Term Loans in each of those quarters is reduced, then for purposes of calculating Fixed Charges for periods involving quarters ended in 2021, such voluntary payments shall be ignored in determining the amount of scheduled principal payments in those quarters and the amount of scheduled  principal payments included in Fixed Charges for the applicable periods shall be determined without giving effect to the voluntary prepayments. For the sake of clarity, the voluntary prepayments of the Term Loans themselves shall not be included as Fixed Charges, but the amount of the scheduled principal payments on the Term Loans included in the calculation of Fixed Charges shall be deemed to be the scheduled amount prior to giving effect to any such voluntary prepayment. For the avoidance of doubt, the Specified Distribution shall not be deemed a Fixed Charge.~~

Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Foreign Subsidiary shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

Foreign Subsidiary HoldCo shall mean any Domestic Subsidiary of the Borrower formed or acquired before, on or after the Closing Date, that has no material assets other than Capital Stock and intercompany debt of Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the Code.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

~~Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.~~

Guarantee and Collateral Agreement shall mean the Guarantee and Collateral Agreement among the Borrower, the Guarantors and the Administrative Agent, in substantially the form of Exhibit 1.1(G) executed and delivered by the Borrower and each of the Guarantors to the Administrative Agent for the benefit of the Lenders.

Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

Hedge Liabilities shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

ICC shall have the meaning specified in Section 11.11.1 [Governing Law].

Increase Effective Date shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Commitments shall mean, collectively, the Incremental Term Commitments and the Incremental Revolving Commitments.

Incremental Facility Amendment shall have the meaning set forth in Section 3A.1(vii) [Amendment to Loan Documents - Incremental Facilities].

Incremental Lenders shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Loan shall mean any Incremental Term Loan and any Incremental Revolving Loan.

Incremental Revolving Commitment shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Revolving Loan shall mean any Revolving Credit Loan made pursuant to an Incremental Revolving Commitment.

Incremental Term Commitment shall have the meaning set forth in Section 3A.1(i) [Incremental Commitments].

Incremental Term Loan shall mean any Term Loan made pursuant to an Incremental Term Commitment.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i)(i) borrowed money, (ii)(ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii)(iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv)(iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v)(v) any other transaction (including forward sale or purchase agreements, capitalized leases, and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), (vi)(vi) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (vii)(vii) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii)(viii) any Guaranty of Indebtedness for borrowed money or ~~(ix)~~ (ix)(ix) the deferred purchase price of property or services (other than (~~i~~I) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness, (~~ii~~II) prepaid or deferred revenue arising in the ordinary course of business, (~~iii~~III) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy underperformed obligations of the seller of such asset or (~~iv~~IV) except to the extent included as a liability on the balance sheet of such Person in accordance with GAAP, earnouts and similar obligations).

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

Insolvency Proceeding shall mean, with respect to any Person, (i)(i) a case, action or proceeding with respect to such Person (a)(a) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (b)(b) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (ii)(i) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Coverage Ratio shall mean, on any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements].

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under ~~the Euro-Rate~~a Term Rate Loan Option. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one~~, two~~, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the ~~Euro-Rate~~Term Rate Loan Option if the Borrower is renewing or converting to the ~~Euro-Rate~~Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) the only Interest Period available for Optional Currency Loans shall be one Month, (B) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day~~,~~ and (C) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Revolving Credit Expiration Date or Term Loan Maturity Date, as applicable ~~and (D) for the first ninety (90) days after the Closing Date, the only Interest Period available for any Revolving Credit Loans and/or Term Loans shall be one Month~~.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.

Interest Rate Option shall mean ~~the Base~~any Term Rate Loan Option or ~~the Euro-Rate~~Daily Rate Loan Option.

IOSCO Principles shall mean the International Organization of Securities Commissions’ (IOSCO) Principles for Financial Benchmarks, as the same may be amended or supplemented from time to time.

IP Security Agreement shall have the meaning assigned to such term in the Collateral and Guarantee Agreement.

~~IPO shall mean an initial underwritten public offering of common Equity Interests in the Borrower or a Borrower Parent Company, in either case pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.~~

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 11.11.1 [Governing Law].

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder (including as issuer of any Existing Letters of Credit) , and any successor issuer pursuant to Section 10.6 [Resignation of Administrative Agent].

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

LCA Election shall have the meaning specified in Section 1.8.1 [Limited Condition Acquisitions].

LCA Test Date shall have the meaning specified in Section 1.8.1 [Limited Condition Acquisitions].

Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is (or was at the time entered into) provided by any Lender or its Affiliate and for which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (i)(i) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (ii)(ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii)(iii) is entered into for hedging (rather than speculative) purposes (or such other confirmation as shall be acceptable to the Administrative Agent in its sole discretion); provided that, so long as PNC is the Administrative Agent, such confirmation in writing shall not be required in the case of PNC. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guarantee and Collateral Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Secured Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is (or was at the time entered into) provided by any Lender or its Affiliate and with respect to which such Lender confirms to the Administrative Agent in writing prior to the execution thereof that it: (i)(i) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (ii)(ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii)(iii) is entered into for hedging (rather than speculative) purposes (or such other confirmation as shall be acceptable to the Administrative Agent in its sole discretion); provided that, so long as PNC is the Administrative Agent, such confirmation in writing shall not be required in the case of PNC. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guarantee and Collateral Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Secured Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder and any other Person that shall become a party hereto pursuant to an Incremental Facility Amendment, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Secured Obligations, “Lenders” shall include any Affiliate of a Lender to which such Secured Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

Limited Condition Acquisition shall mean any Permitted Acquisition or other Acquisition by the Borrower or any of its Subsidiaries permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing.

Limited Condition Acquisition Provision shall have the meaning specified in Section 1.8.1 [Limited Condition Acquisitions].

Liquidity shall mean, at any time, the sum of (i) the Unused Revolving Credit Commitments at such time, provided that the conditions set forth in clauses (i) and (ii) of Section 7.2 [Each Loan or Letter of Credit] shall be satisfied at such time, and (ii) the aggregate amount of Unrestricted Domestic Cash at such time.

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guarantee and Collateral Agreement, the IP Security Agreements, the Notes and any amendments, consents, instruments, certificates or documents delivered in connection herewith or therewith.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans, Swing Loans and the Term Loans or any Revolving Credit Loan, Swing Loan or the Term Loan.

~~Mandatory TL Prepayment (Unused Proceeds) shall have the meaning specified in Section 5.7.2(iii) [Issuance of Debt; Etc.].~~

Material Adverse Change shall mean any set of circumstances or events which (i)(i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (ii)(ii) is or could reasonably be expected to have a material and adverse effect on the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (iii)(iii) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Secured Obligations, or (iv)(iv) impairs materially or could reasonably be expected to impair materially the ability of the Administrative

Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

MNPI shall mean~~, from and after the occurrence of an IPO,~~  material information concerning the Borrower, any Borrower Parent Company or any Subsidiary of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, any Borrower Parent Company or any Subsidiary of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and state securities laws.

Month, with respect to an Interest Period shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investor Services, Inc. and its successors.

Multiemployer Plan shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

~~Net Leverage Ratio shall mean, on any date, the ratio of (i) Total Funded Debt of the Borrower and its Subsidiaries on such date, minus an amount equal to the lesser of (a) 100% of Unrestricted Domestic Cash as at such date, and (b) $50,000,000, to (ii) Consolidated EBITDA (x) for the period of four consecutive fiscal quarters of the Borrower then ending if such date is a fiscal quarter end or (y) for the period of four consecutive quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.~~

Net Proceeds shall mean (i) with respect to the sale, issuance or incurrence of additional Indebtedness for borrowed money by the Borrower or any Subsidiary thereof, the amount equal to (a) the aggregate amount received in cash in connection with such sale, issuance or incurrence minus (b) the underwriting discounts, the fees, commissions, stamp or other taxes and other out-of-pocket expenses incurred by the Borrower and its Subsidiaries and paid to Persons other than a Loan Party or Affiliate thereof (unless such payment to such Affiliate is approved in writing by the Administrative Agent in its sole discretion) in connection with such sale, issuance or incurrence, (ii) with respect to any Asset Sale, the amount equal to (a) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when such cash is so received) in connection with such Asset Sale minus (b) the sum of (I) the principal amount of Indebtedness that is secured by the asset that is the subject of such Asset Sale (other than Indebtedness assumed by the purchaser of such asset) and that is required to be, and is, repaid in connection with such Asset Sale (other than

Indebtedness hereunder), (II) the underwriting discounts, the fees, premiums, commissions, Taxes and other out-of-pocket expenses incurred (including reasonable estimates of taxes) by the Borrower and its Subsidiaries in connection with such Asset Sale and paid to Persons other than a Loan Party or Affiliate thereof and (III) if approved by the Administrative Agent, amounts established as a reserve, reasonably established by the Borrower or any of its Subsidiaries, against liabilities under any indemnification obligations associated with such Asset Sale or other liabilities retained by the Borrower and its Subsidiaries associated with the assets sold pursuant to such Asset Sale (provided that, to the extent and at the time such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) ~~with respect to the sale or issuance after the Closing Date of any Equity Interests in an IPO, the amount equal to (a) the aggregate amount received in cash in connection such sale or issuance minus (b) the underwriting discounts, the fees, commissions, stamp or other taxes and other out-of-pocket expenses incurred by the Borrower and its Subsidiaries (or, if applicable, any Borrower Parent Company) and paid to Persons other than a Loan Party or Affiliate thereof (unless such payment to such Affiliate is approved in writing by the Administrative Agent in its sole discretion) in connection with such sale or issuance~~[intentionally omitted] and (iv) with respect to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral, the amount equal to (a) the aggregate amount received in cash (including any cash received by way of deferred payment, but only as and when such cash is so received) in connection therewith minus (b) the sum of the fees, premiums, commissions, Taxes and other out-of-pocket expenses incurred (including reasonable estimates of income taxes) by the Borrower and its Subsidiaries in connection therewith and paid to Persons other than a Loan Party or Affiliate thereof.

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and in the form of Exhibit 1.1(N)(3) evidencing the Term Loans.

Obligations shall have the meaning set forth in the definition of Secured Obligations.

OFAC means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, local or foreign, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Optional Currency shall mean the following lawful currencies: Euros, British Pounds Sterling and Canadian Dollars and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section ~~2.11.2(iii) [European Monetary Union;~~2.11.2 [Requests for Additional Optional Currencies], in each case as long as there is a published RFR or Euro-Rate as applicable, or a Benchmark Replacement effected pursuant to Section 4.4(d) [Benchmark Replacement Setting] with respect thereto. Subject to Section 2.11.2 [~~European Monetary Union~~Requests for Additional Optional Currencies], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Equivalent shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Optional Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Optional Currency with Dollars on the date that is (i) with respect to RFR Loans and Letters of Credit to which an RFR would apply, the applicable Daily Simple RFR Lookback Day and (ii) with respect to Euro-Rate Loans and Letters of Credit to which a Euro-Rate would apply, the applicable Euro-Rate Lookback Day, and (iii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Optional Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

Optional Currency Loans shall mean Revolving Credit Loans made in an Optional Currency.

Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].

Original Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (i)(i) credit cards, (ii)(ii) credit card processing services, (iii)(iii) debit cards, (iv)(iv) purchase cards, (v)(v) ACH transactions, or (vi)(vi) cash management, including controlled disbursement, accounts or services.

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

Overnight Bank Funding Rate shall mean for any day, (a) with respect to any amount denominated in Dollars, the rate ~~comprised of~~comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)~~.  If~~ ; provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Optional Currency, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error); provided that, if the Overnight Bank Funding Rate determined as above would be less than zero (0.00), then such rate shall be deemed to be zero (0.00). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the ~~Borrowers~~Borrower.

~~Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.  If the Overnight Rate determined as above would be less than zero (0.00), then such rate shall be deemed to be zero (0.00).~~

Participant has the meaning specified in Section 11.8.4 [Participations].

Participant Register shall have the meaning specified in Section 11.8.4 [Participations].

Participating Member State shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of each calendar quarter after the Closing Date and on the Revolving Credit Expiration Date or the Term Loan Maturity Date, as applicable, or upon acceleration of the Notes.

Payment In Full and Paid in Full shall mean the payment in full in cash of the Loans and other Obligations hereunder (except contingent indemnification obligations for which no claim has been made), termination of the Commitments and expiration or termination of all Letters of Credit (or, with respect to any undrawn Letters of Credit, the full Cash Collateralization thereof or other arrangements with respect thereto satisfactory to the Issuing Lender).

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group.

Permitted Acquisition shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Distributions shall mean dividends or other distributions permitted under Section 8.2.5 [Dividends and Related Distributions].

Permitted Holder shall mean the Persons listed on Schedule 1.1(PH), their Family Members, their Family Trusts and entities created for the purpose of holding Borrower Equity Interests solely for the benefit of the foregoing.

Permitted Investments shall mean:

(i)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

(iii)demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s or P-1 or the equivalent by Moody’s on the date of acquisition;

(iv)money market or mutual funds rated at least A by Standard & Poor’s or at least A by Moody’s;

(v)investments made under the Cash Management Agreements or under cash management agreements with any other Lenders;

(vi)investments in the form of municipal bonds consistent with past practice; and

(vii)in the case of a Foreign Subsidiary, investments of a kind or type similar to the investments described above (replacing, where applicable, United States of America or any agency or instrumentality thereof with the corresponding governmental authorities of any foreign jurisdiction and using comparable ratings, if any, customary in the relevant jurisdiction) in any country other than the United States of America where such Foreign Subsidiary is organized or maintains a business location.

Permitted Liens shall mean:

(i)Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii)Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, utilities, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)Encumbrances consisting of zoning restrictions, easements, environmental use restrictions or other restrictions on the use of real property, none of which materially impairs the use of such property for the purpose of which the Loan Parties are using such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)Liens in favor of the Administrative Agent securing the Secured Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products);
(vii)Any Lien existing on the ~~date of this Agreement~~Second Amendment Effective Date and described on Schedule 1.1(P) and extensions, refinancings, renewals or replacements thereof, provided that the principal amount secured thereby is not hereafter increased (other than by the amount of any premiums and unpaid interest with respect to the Indebtedness being refinanced and reasonable fees and expenses relating to such extension, refinancing, renewal or replacement financing), and no additional assets become subject to such Lien;
(viii)Purchase Money Security Interests; provided that (A) such Liens secure only Indebtedness permitted by clause (iii) of Section 8.2.1 [Indebtedness] and obligations relating thereto not constituting Indebtedness, and (B) such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capital lease; and
(ix)The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(1)claims or Liens for Taxes due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3)claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(4)Liens resulting from final judgments or orders in such amounts as would not constitute an Event of Default under Section 9.1.7 [Final Judgments or Orders].
(x)Any interest of title of a lessor under, and Liens arising from, precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, operating leases permitted by this Agreement;
(xi)Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits, and Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xii)Liens securing Indebtedness permitted under clause (ix) of Section 8.2.1 [Indebtedness], which Liens attach solely to the insurance policies financed in connection with such Indebtedness and the proceeds thereof;
(xiii)Liens in respect of Excluded Deposit Accounts described in clause (i) of the definition of such term;
(xiv)Liens on property or assets acquired pursuant to an acquisition permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] (and the proceeds thereof) or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to an acquisition permitted under Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions]; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or the acquisition of such Subsidiary, as the case may be, (ii) such Lien shall not apply to any other asset of the Borrower or any other Subsidiary, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Subsidiary is acquired, as the case may be, and any extensions, renewals ~~and~~, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by the amount of any premium and unpaid interest and reasonable fees and expenses relating to such extension, renewal ~~or~~, refinancing or replacement);
(xv)Liens on property or assets of Foreign Subsidiaries securing Indebtedness or other obligations in an aggregate amount not to exceed $~~5,000,000~~10,000,000; provided that (i) such Lien shall not apply to any Collateral (including any Subsidiary Equity Interests that constitute Collateral) or any other assets of the Borrower or any Domestic Subsidiary, and (ii) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;
(xvi)Liens on Capital Stock in a Joint Venture securing obligations of such Joint Venture, provided that the Borrower and its Subsidiaries own, directly or indirectly, in the aggregate less than fifty percent (50%) of the Capital Stock in such Joint Venture;
(xvii)Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with an Investment permitted by Section 8.2.4 [Loans and Investments]; and
(xviii)Other Liens securing obligations in an aggregate amount not to exceed $~~10,000,000~~20,000,000 at any time outstanding.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Platform shall have the meaning specific in Section 11.5.2 [Electronic Communications].

PNC shall mean PNC Bank, National Association, its successors and assigns.

Post-Increase Revolving Lenders shall have the meaning set forth in Section 3A.1 (iv) [Adjustment of Revolving Credit Loans].

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Pre-Increase Revolving Lenders shall have the meaning set forth in Section 3A.1 (iv) [Adjustment of Revolving Credit Loans].

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced. If the Prime Rate determined as above would be less than zero (0.00), then such rate shall be deemed to be zero (0.00).

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens described in clauses (i) through (v), (vii), (viii), (x), (xi), (xiii) and (xvi) of the definition of “Permitted Liens.”

Private Side Lender Representatives shall mean, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

PTE shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Public Side Lender Representatives shall mean, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

~~Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (provided that, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period either as published (i) in another publication selected by the Administrative Agent or (ii) in an Alternate Source) (or if there shall at any time, for any reason, no longer exist any such reference or any Alternative Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)).~~

Purchase Money Security Interest shall mean Liens upon tangible personal property (including the proceeds thereof) securing loans to the Loan Parties or their Subsidiaries or deferred payments (including, without limitation, capitalized lease obligations under GAAP) by the Loan Parties or their Subsidiaries for the purchase or capital lease of such tangible personal property; provided that such security interest does not encumber any asset except the assets purchased (and the proceeds thereof); provided further that such security interest does not secure obligations in excess of such purchase price or deferred payments.

Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (i) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (ii) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

Ratable Share shall mean:

(i)with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
(ii)with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loans bears to the Term Loans of all of the Lenders, provided however that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans.
(iii)with respect to all other matters as to a particular Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment plus Term Loan, by (b) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

Reference Currency shall have the meaning specified in the definition of “Equivalent Amount.”

Register shall have the meaning assigned to such term in Section 11.8.3 [Register].

Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relevant Governmental Body shall mean (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Optional Currency, (a) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the Currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either such Benchmark Replacement or the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

Relevant Interbank Market shall mean in relation to Euro and British Pounds Sterling, the London Interbank Market, and in relation to any other currencies, the applicable offshore interbank market. Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Optional Currencies in accordance with the terms hereof.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party or for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

~~Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.~~

Resolution Authority shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding principal amount Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), and (b) the aggregate outstanding principal amount of any Term Loans; provided that, if at any time there are two or more Lenders that are not Defaulting Lenders, Required Lenders shall require at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Revaluation Date shall mean (i) with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Optional Currency, (a) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (b) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (ii) with respect to each Borrowing Tranche of a Daily Rate Loan denominated in an Optional Currency, each date such Daily Rate Loan is outstanding; and (iii) with respect to any Letter of Credit, each of the following: (a) each date of issuance, amendment or extension of a Letter of Credit denominated in an Optional Currency, (b) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Optional Currency and (c) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified as provided herein, including as such Commitment may be reduced as provided in Section 2.4.1 [Termination or Reduction of Revolving Credit Commitments] or increased as provided in Section 3A.1 [Incremental Commitments], and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Expiration Date shall mean, with respect to the Revolving Credit Commitments, March ~~31~~8, ~~2025~~2027.

Revolving Credit Exposure shall mean, as to any Lender at any time, the aggregate Dollar Equivalent principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s Dollar Equivalent Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.

Revolving Credit Facility shall have the meaning assigned to such term in the second paragraph of this Agreement.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan (including Incremental Revolving Loans) made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments], Section 2.9.3 [Disbursements, Reimbursement] or 3A.1 [Incremental Commitments].

Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent amount of the outstanding principal amount of the Revolving Credit Loans, the outstanding principal amount of the Swing Loans, and the Letter of Credit Obligations.

RFR shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (i) British Pounds Sterling, SONIA and (ii) Euro, €STR.

RFR Adjustment means with respect to RFR Loans or Term RFR Rate Loans, the adjustment set forth in the table below corresponding to such Optional Currency for the corresponding Daily Simple RFR Option or Term RFR Option:

Currency	Adjustment to Daily Simple RFR	Adjustment to Term RFR
Euros	0.0456%	0.0456%
British Pounds Sterling	0.0326%	0.0326%

~~Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law, including, without limitation, any country that is the subject of economic or financial sanctions imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (e.g., including but not limited to, at the Closing Date, Cuba, Crimea, Iran, North Korea and Syria).~~

RFR Administrator shall mean the SONIA Administrator, or the €STR Administrator, as applicable.

RFR Business Day shall mean as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euro, a TARGET Day, or (ii) British Pounds Sterling, a day on which banks are open for general business in London.

RFR Day has the meaning specified in the definition of “Daily Simple RFR”.

RFR Loan means a Loan that bears interest at a rate based on Daily Simple RFR or, after the replacement of the then-current Benchmark for any Currency for all purposes hereunder or under any Loan Document with Term RFR pursuant to Section 4.4(d), Term RFR for such Currency, as the context may require.

Sanctioned Jurisdiction means any country, territory, or region that is the subject of comprehensive sanctions administered by OFAC, which countries, territories, and regions include as of the date hereof the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and the separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine.

Sanctioned Person shall mean (i) ~~any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, including, without limitation, any Person listed on any sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person operating, organized or~~a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (a) named on OFAC’s list of “Specially Designated

Nationals and Blocked Persons”; (b) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned ~~Country or~~Jurisdiction; (~~iii~~c) ~~any Person~~ owned or controlled ~~by any such Person described in the foregoing clauses (i) or (ii).~~50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (ii) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (iii) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (iv) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement.

SEC shall mean the United States Securities and Exchange Commission.

Second Amendment shall mean the Second Amendment to Credit Agreement by and among the Borrower, the Lenders, and the Administrative Agent, dated as of the Second Amendment Effective Date.

Second Amendment Effective Date shall mean March 8, 2022.

Secured Debt Net Leverage Ratio shall mean, on any date, the ratio of (i) Total Funded Secured Debt of the Borrower and its Subsidiaries on such date, minus an amount equal to the lesser of (a) 100% of Unrestricted Domestic Cash as at such date, and (b) $75,000,000, to (ii) Consolidated EBITDA (x) for the period of four consecutive fiscal quarters of the Borrower then ending if such date is a fiscal quarter end or (y) for the period of four consecutive quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.

Secured Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to a Loan Party or that would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding) (collectively, the “Obligations”), (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, and (iv) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, neither the Obligations nor the Secured Obligations shall include any Excluded Hedge Liabilities.

Secured Parties shall mean the collective reference to the Administrative Agent, the Lenders, each other holder of any Secured Obligation (including any counterparty to any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge or Other Lender Provided Financial Service Product) and the successors and assigns of each of the foregoing.

Securities Act shall mean the United States Securities Act of 1933, as amended, and the rules and regulations thereunder, as from time to time in effect.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant to Section 5.11 [Settlement Date Procedures].

SOFR shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Adjustment shall mean with respect to SOFR Rate Loans with an interest period of (i) one month, 0.100%, (ii) three months, 0.1500%, and (iii) six months, 0.2500%.

SOFR Floor means a rate of interest per annum equal to zero basis points (0%).

Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

~~Specified Distribution shall mean the dividends or distributions to be paid in cash in respect of the Borrower’s shares of Capital Stock in an aggregate amount not less than $110,000,000 and not more than $125,000,000, a portion of which may be utilized to pay tax obligations of the holders of such Capital Stock; provided that, such dividend or distributions shall be paid on a date on or before ninety (90) days after the Closing Date.~~

SONIA shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

SONIA Administrator shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

SONIA Administrator’s Website shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

Standard & Poor’s shall mean S&P Global Ratings, a division of S&P Global, Inc.

Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

Stock Option Agreements shall mean the stock option agreements described on Schedule 1.1(SO), together with any replacements, supplements or amendments thereto.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

Swap shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (i) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (ii) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $10,000,000~~; provided that, so long as PNC is the sole Lender, the amount of the Swing Loan Commitment shall be equal to the Revolving Credit Commitment of PNC then in effect~~.

Swing Loan Lender shall mean PNC, in its capacity as a lender of Swing Loans.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

TARGET2 shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

TARGET Day shall mean any day on which TARGET2 is open for the settlement of payments in Euros.

Tax Distributions shall mean, solely with respect to any period in which the Borrower is or was a “pass-through” entity for U.S. income tax purposes, with respect to any period, those distributions made by the Borrower for the purpose of paying the income taxes of the Borrower Equityholders in an aggregate amount not to exceed (i) the highest marginal combined federal, state and local income tax rate (including surcharges thereon) applicable to any Borrower Equityholder multiplied by (ii) the net taxable income (as determined for federal income tax purposes) of all Borrower Equityholders attributable to the net taxable income of such Loan Party for such period, as reported on the applicable tax returns (or, where applicable, estimated tax filings) of the Borrower Equityholders.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Term Loan shall have the meaning specified in Section 3.1 [Term Loan Commitments]; Term Loans shall mean collectively all of the Term Loans.

Term Loan Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified as provided herein, including as such Commitment may be increased as provided in Section 3A.1 [Incremental Commitments], and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Lenders.

Term Loan Facility shall have the meaning assigned to such term in the second paragraph of this Agreement.

Term Loan Maturity Date shall mean, with respect to the Term Loans, March ~~31~~8, ~~2023~~2027.

~~Threshold Amount shall mean an amount equal to $500,000 in the aggregate in any four consecutive quarter period.~~

Term Rate Loan shall mean a Loan that bears interest at a rate based on the Term SOFR Rate, Euro-Rate, or Term RFR.

Term Rate Loan Option shall mean the option of the Borrower to have Loans bear interest under the Term SOFR Rate Option, Euro-Rate Option or Term RFR Option.

Term RFR shall mean, with respect to Euros or British Pounds Sterling for any Interest Period, a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Term RFR Forward Looking Rate equal to the applicable Term RFR Forward Looking Rate; provided that if the rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Administrative Agent shall give prompt notice to the Borrower of the Term RFR Rate as determined in accordance herewith, which determination shall be conclusive absent manifest error.

Term RFR Forward Looking Rate shall mean, with respect to Euros or British Pounds Sterling for any Interest Period, the forward-looking term rate for a period comparable to such Interest Period based on the RFR for such Currency that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent.

Term RFR Loan shall mean a Loan that bears interest based on Term RFR.

Term RFR Notice shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term RFR Transition Event.

Term RFR Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii) [Revolving Credit Term RFR Loan Option].

Term RFR Transition Date shall mean, in the case of a Term RFR Transition Event, the date that is set forth in the Term RFR Notice provided to the Lenders and the Borrower pursuant to Section 4.4(d) [Benchmark Replacement Setting], which date shall be at least 30 (thirty) calendar days from the date of the Term RFR Notice.

Term RFR Transition Event shall mean, with respect to Euros or British Pounds Sterling for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such Currency is determinable for each Available Tenor, (b) the administration of such Term RFR is administratively feasible for the Administrative Agent, (c) the RFR Administrator publishes, publicly announces or makes publicly available that such Term RFR is administered in accordance with the IOSCO Principles, (d) such Term RFR is used as a benchmark rate in at least five currently outstanding syndicated credit facilities denominated in the applicable Currency (and such syndicated credit facilities are identified and are publicly available for review), and (e) such Term RFR is recommended for use by a Relevant Governmental Body.

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

Term SOFR Rate shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business

Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

Term SOFR Rate Loan means a Loan that bears interest based on the Term SOFR Rate.

Term SOFR Rate Option means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii) [Revolving Credit Term SOFR Rate Option] or 4.1.2(ii) [Term Loan Term SOFR Rate Option], as applicable.

Term SOFR Reference Rate shall mean the forward-looking term rate based on SOFR.

Total Debt Net Leverage Ratio shall mean, on any date, the ratio of (i) Total Funded Debt of the Borrower and its Subsidiaries on such date, minus an amount equal to the lesser of (a) 100% of Unrestricted Domestic Cash as at such date, and (b) $75,000,000, to (ii) Consolidated EBITDA (x) for the period of four consecutive fiscal quarters of the Borrower then ending if such date is a fiscal quarter end or (y) for the period of four consecutive quarters most recently ended for which financial statements have been delivered to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] if such date is not a fiscal quarter end.

Total Funded Debt shall mean, without duplication, as of any date, consolidated Indebtedness of the Borrower and its Subsidiaries on such date, other than (i) obligations that constitute Indebtedness solely by reason of clause (iv) of the definition of “Indebtedness” and (ii) trade payables and accrued expenses constituting Indebtedness solely under clause (v) of the definition of “Indebtedness”.

Total Funded Secured Debt shall mean, without duplication, as of any date, the aggregate amount of Total Funded Debt of the Borrower and its Subsidiaries on such date that is secured by a Lien on any of the assets or property of the Borrower or any of its Subsidiaries, including, in any event, without duplication, the aggregate Revolving Facility Usage, the aggregate principal amount of the Term Loans and the aggregate amount of Capital Lease Obligations of the Borrower and its Subsidiaries outstanding on such date. For the sake of clarity, Approved Convertible Debt shall not be included in calculating Total Funded Secured Debt.

Transactions shall mean the execution, delivery and performance of the Loan Document by each of the Loan Parties, the borrowing of the Loans and the issuance of the Letters of Credit hereunder and the use of the proceeds thereof.

Type, when used in reference to any Loan or Borrowing Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to (i) the Base Rate, (ii) Term SOFR Rate, (iii) prior to the Term RFR Transition Date with respect to Euros or British Pounds Sterling, the Daily Simple RFR for such

Currency or, on and after the Term RFR Transition Date with respect to any such Currency, the Term RFR for such Currency, or (iv) the Euro-Rate.

UCP shall have the meaning specified in Section 11.11.1 [Governing Law].

UK Financial Institution shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling with IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unrestricted Domestic Cash shall mean unrestricted cash and cash equivalents owned by the Borrower and each other Loan Party and not controlled by or subject to any Lien in favor of any creditor (other than Liens created under the Loan Documents and Liens constituting Permitted Liens of the type referred to in clause (xi) of the definition of such term).

Unused Revolving Credit Commitment shall mean, at any time, an amount equal to the excess, if any, of the Revolving Credit Commitments of all of the Lenders at such time over the Revolving Facility Usage at such time.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

Withholding Agent shall mean any Loan Party and the Administrative Agent.

Write-Down and Conversion Powers shall mean, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated (but, if applicable, only if such amendment, modification, replacement, substitution, etc. is permitted hereunder); (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
1.3Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Total Debt Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the ~~Closing~~Second Amendment Effective Date (or, with respect to Capital Lease Obligations, December 31, 2018) on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Total Debt Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Total Debt Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding, the foregoing, leases and revenue recognition shall continue to be classified and accounted for on a basis consistent with that reflected in the Statements referred to in Section 6.1.6(i) [Historical Statements] for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto occurring after December 31, 2018, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. The Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

1.4Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars in accordance with GAAP.
1.5Divisions. For all purposes under the Loan Documents, in connection with any Division/Series Transaction: (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
1.6~~Euro-Rate~~Benchmark Replacement Notification. Section ~~4.6 [Successor Euro-Rate Index~~4.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that ~~one or more Relevant Interbank Market offered rates~~the Term SOFR Rate, Daily Simple SOFR, Euro-Rate, Daily Simple RFR or Term RFR for any applicable Currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to ~~any Relevant Interbank Market offered rate or other rates in the definition of “Euro-Rate” or~~the Term SOFR Rate, Euro-Rate, Daily Simple RFR or Term RFR for any applicable Currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.
1.7Conforming Changes Related to Term SOFR Rate, Daily Simple SOFR, Euro-Rate, Daily Simple RFR or Term RFR. With respect to the Term SOFR Rate, Daily Simple SOFR, Euro-Rate, Daily Simple RFR or Term RFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative

Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

1.8Limited Condition Acquisitions.
(1)Solely in connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Potential Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied (subject to the last sentence of this paragraph), so long as no Potential Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date. For the avoidance of doubt, if the Borrower has delivered an LCA Election (as defined below), and any Potential Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Potential Default or Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder. Notwithstanding the foregoing, in no event shall any Event of Default described in Sections 9.1.1 [Payments under Loan Documents] or 9.1.12 [Relief Proceedings] exist immediately prior to or after giving effect for any Limited Condition Acquisition.
(2)In connection with a Limited Condition Acquisition or any action being taken solely in connection with a Limited Condition Acquisition, for purposes of: (a) determining compliance with any provision of this Agreement which requires calculation of the Secured Debt Net Leverage Ratio, or (b) testing availability under baskets set forth in this Agreement, in each case, at the option of the Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether a Limited Condition Acquisition or any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition (including, for the avoidance of doubt, the Consolidated EBITDA of or attributable to the target companies or assets associated with any such Limited Condition Acquisition to the extent provided in the definition of Consolidated EBITDA) and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which financial statements have been delivered to Administrative Agent pursuant to Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements], the applicable Loan Party or Subsidiary thereof could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, at or prior to the consummation of the relevant transaction or action, such basket or ratio will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or actions is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of the Secured Debt Net Leverage Ratio, ratio or basket availability on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such Secured Debt Net Leverage Ratio, ratio or basket availability shall be required to be satisfied both (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any pro forma increase in Consolidated EBITDA resulting from such Limited Condition Acquisition, any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any such pro forma increase in Consolidated EBITDA, incurrence of Indebtedness and the use of proceeds thereof) have not been consummated (this Section 1.8, collectively, the “Limited Condition Acquisition Provision”). The Borrower shall provide such evidence of the Borrower’s pro forma compliance as shall be reasonably requested by the Administrative Agent.
2.REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1Revolving Credit Commitments.
2.1.1Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrower at any time or from time to time on or after the date hereof to the Revolving Credit Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, and (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.
2.1.2Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Revolving Credit Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment provided that after giving effect to such Loan (i) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders and (ii) the aggregate Dollar Equivalent amount of Revolving Credit Loans made by a Lender together with such Lender’s Ratable Share of the sum of the Letter of Credit Obligations and the aggregate principal amount of the Swing Loans then outstanding shall not exceed such Lender’s Revolving Credit Commitment. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Revolving Credit Expiration Date.
2.3Commitment Fees. Accruing from the date hereof until the Revolving Credit Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Dollar Equivalent amount of the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date and in U.S. Dollars.
2.4Termination or Reduction of Revolving Credit Commitments.
2.4.1Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its discretion), to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments in full delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.5Revolving Credit Loan Requests; Swing Loan Requests.
2.5.1Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Credit Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the ~~Euro-Rate~~Term SOFR Rate Option applies or the conversion to or the renewal of the ~~Euro-Rate~~Term SOFR Rate Option for any Loans in Dollars; (ii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans to which the Euro-Rate Option applies or the date of conversion to or renewal of the Euro-Rate Option for any Optional Currency Loan, ~~and~~ (iii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Optional Currency Loans to which the Daily Simple RFR Option or Term RFR Option applies or the date of conversion to or renewal of the Daily Simple RFR Option or Term RFR Option for any Optional Currency Loan and (iv) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) the minimum amount of $500,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche, (B) which Interest Rate Option shall apply to the proposed Dollar denominated Loans comprising the applicable Borrowing Tranche and (C) the currency in which such Revolving Credit Loans shall be funded if the Borrower elects an Optional Currency and the applicable Interest Rate Option.
2.5.2Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Credit Expiration Date request the Swing Loan

Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.6.1Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested currency (in the case of Optional Currency Loans, in Dollars if so requested by a Lender and agreed to by the Administrative Agent in its sole discretion) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars or the requested Optional Currency (as applicable) in immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
2.6.2Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Base Rate Loan, or, for Loans other than Base Rate Loans, prior to the close of business the day before the Borrowing Date, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available in the applicable currency on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available in the applicable currency to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the ~~Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate)~~Overnight Bank Funding Rate, and a rate determined by the Administrative